    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1999


                                                     Registration No. 333-90105

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                AMENDMENT NO.1
                                      TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------
                             VISUAL NETWORKS, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                               2092 GAITHER ROAD
                              ROCKVILLE, MD 20850
                                 (301) 296-2300
                    (Address of Principal Executive Offices)


           DELAWARE                                 3576                            52-1837515
(State or Other Jurisdiction of         (Primary Standard Industrial              (IRS Employer
Incorporation or Organization)           Classification Code Number)          Identification Number)

                                  ------------

                               SCOTT E. STOUFFER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             VISUAL NETWORKS, INC.
                               2092 GAITHER ROAD
                           ROCKVILLE, MARYLAND 20850
                                 (301) 296-2300
            (Name, Address, Including Zip Code and Telephone Number,
                   Including Area Code of Agent for Service)

                                  ------------

                                   COPIES TO:
                           NANCY A. SPANGLER, ESQUIRE
                      PIPER MARBURY RUDNICK & WOLFE LLP
                           1850 CENTENNIAL PARK DRIVE
                             RESTON, VIRGINIA 20191
                                 (703) 391-7100

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [ X ]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


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
                                                  CALCULATION OF REGISTRATION FEE
==============================================================================================================================
                                                                                    PROPOSED
                                                           AMOUNT TO BE         MAXIMUM AGGREGATE              AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED         REGISTERED           OFFERING PRICE            REGISTRATION FEE
------------------------------------------------------ --------------------- ------------------------  -----------------------
       Common stock, par value $.01 per share               4,110,897           $ 168,032,915 (1)           $    0 (2)
------------------------------------------------------------------------------------------------------------------------------


(1) Pursuant to Rule 457(c), the proposed maximum aggregate offering price and registration fee are based upon the closing price of $40.875 per share of Visual Networks, Inc.'s common stock on October 27, 1999, as reported on the Nasdaq National Market.


(2) A fee of $46,713 was paid with the initial filing of the Registration Statement.


        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS

NOVEMBER 12, 1999


                                4,110,897 SHARES

                             VISUAL NETWORKS, INC.

                                  COMMON STOCK

                                  ------------

         This Prospectus relates to the public offering, which is not being underwritten, from time to time of up to an aggregate of 4,110,897 shares of common stock, par value $.01 per share, of Visual Networks, Inc., a Delaware corporation, by various stockholders. See "Selling Stockholders" on page 16.


         Visual's common stock is traded on the Nasdaq National Market under the symbol "VNWK." On November 9, 1999, the reported closing price of Visual's common stock on the Nasdaq National Market was $61.00 per share.


         BEGINNING ON PAGE 5, VISUAL HAS LISTED SEVERAL "RISK FACTORS" WHICH YOU SHOULD CONSIDER. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

         THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                      WHERE YOU CAN FIND MORE INFORMATION

         Visual is subject to the informational requirements of the Securities
Exchange Act of 1934 (the "Securities Exchange Act"), and in accordance with the
Securities Exchange Act, files reports, proxy statements and other information with the SEC. You may obtain such reports, proxy statements and other information from the SEC's Public Reference Room at 450 Fifth Street, N.W.,
Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330, or from the SEC's Internet web site at http:\\www.sec.gov.

         This Prospectus is a part of a registration statement that Visual filed with the SEC. The registration statement contains more information than this Prospectus, including certain exhibits. You can get a copy of the registration statement from the SEC at the address listed above or from its web site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows Visual to "incorporate" into this Prospectus information Visual periodically files with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this Prospectus which update and supersede the information you read in this Prospectus. We incorporate by reference the documents listed below, and all future documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until we terminate the offering of these securities.


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         SEC File No.: 000-23699                              Period/Filing Date
         -----------------------                              ------------------
Annual Report on Form 10-K...........................   Year ended December 31, 1998
Quarterly Reports on Form 10-Q.......................   Quarters ended March 31, 1999 and June 30, 1999
Registration Statement on Form S-3...................   March 2, 1999
Registration Statement on Form S-3/A.................   March 9, 1999
Preliminary Proxy Statement..........................   April 23, 1999
Definitive Proxy Statement ..........................   April 30, 1999
Registration Statement on Form S-8 ..................   August 12, 1999
Current Report on Form 8-K ..........................   September 22, 1999
Current Report on Form 8-K...........................   October 8, 1999
Registration Statement on Form S-8 ..................   October 8, 1999
Current Report on Form 8-K...........................   November 12, 1999


     You may request a copy of these documents, at no cost, by writing to:

             Visual Networks, Inc.
             Manager of Investor Relations
             2092 Gaither Road
             Rockville, Maryland 20850

     You should rely on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                                  OUR BUSINESS

         We design, manufacture and sell service management systems for corporate networks based on the internet protocol ("IP") and the Internet. Our systems combine purpose-built software agents placed at key demarcation points in the network with centralized software applications for performance monitoring, troubleshooting and network capacity planning. Visual UpTime, Visual IP Insight and Visual Internet Benchmark provide instrumentation for network performance measurement and analysis that allows service providers to achieve the service levels required by their customers and to lower operating costs associated with IP networks and the Internet. The availability of performance monitoring and troubleshooting instrumentation also allows subscribers to verify service levels being supplied by their service provider and monitor traffic traversing networks, a requirement for many subscribers wishing to use public services to carry mission-critical data traffic. We believe that our systems are deployed in configurations managing up to 4,500 circuits and 1,500,000 desktop computers.

         We believe that we are a worldwide leader in providing service management systems and we have shipped systems for deployment on an aggregate of over 80,000 circuits and over 20,000,000 desktops. We have developed relationships with major service providers such as AT&T Corporation ("AT&T"), Sprint/United Management Company ("Sprint"), MCI Worldcom, Inc. ("MCI"), British Telecommunications, Concentric Network Corporation, Earthlink Network, Inc., Prodigy Communications Corporation, Ameritech Corporation, Bell Atlantic, Inc., BellSouth Communication Systems, Inc., and GTE Communications Systems Corporation. These service providers either resell our systems to their subscribers or integrate our systems into their network infrastructure to enable them to offer enhanced network service levels. Subscribers deploying our systems in their IP networks include ABN-AMRO Bank, BP Amoco p.l.c., Cargill, Inc., Cisco Systems, Inc., Citicorp, Delta Air Lines, Inc., EDS Electronic Commerce Division, Federal Express Corporation, Household International, Inc., Intuit Inc., Marriott International, Inc., Alcoa, Inc., and Waste Management, Inc. For the year ended December 31, 1998, we had consolidated revenue of approximately $56.1 million.

         Vertical Systems Group, a leading industry analyst, estimates that approximately 1,000,000 Frame Relay circuits and 45,000 ATM circuits will be installed worldwide from 1999 through 2001. GartnerGroup, a leading industry analyst, estimates that the number of remote users - telecommuters and other mobile users - will grow from 30 million today to more than 100 million by the year 2002. To take advantage of this projected growth in these markets, we plan to expand our relationships with our service provider customers which together account for the majority of IP network and Internet traffic worldwide. The percentage of revenue attributable to service providers increased from approximately 42% of consolidated revenue for the year ended December 31, 1997, to approximately 65% of consolidated revenue for the year ended December 31, 1998. Sprint, AT&T and MCI accounted for approximately 26%, 8% and 2%, respectively, of consolidated revenue for the year ended December 31, 1997. Sprint, AT&T and MCI accounted for 27%, 14% and 13%, respectively, of consolidated revenue for the year ended December 31, 1998.

         Visual was incorporated in Maryland in August 1993 under the name Avail Networks, Inc. and reincorporated in Delaware in December 1994 as Visual Networks, Inc. On May 15, 1998, we acquired Net2Net Corporation ("Net2Net"). On September 30, 1999, we acquired Inverse Network Technology ("Inverse"). Both acquisitions have been accounted for as pooling of interests transactions. References herein to "we" and "us" refer to Visual on a consolidated basis. Our principal executive offices are located at 2092 Gaither Road, Rockville, Maryland 20850, and our telephone number is (301) 296-2300.

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


                                  RISK FACTORS

    An investment in our common stock involves a high degree of risk. You should carefully consider the following risks, together with all other information included in this Prospectus, before you decide to buy our common stock.

OUR SUCCESS DEPENDS ON SERVICE PROVIDER COMPANIES INCORPORATING OUR PRODUCT INTO THEIR INFRASTRUCTURE.

         Network service companies have not typically offered products and services that enable their customers to measure and test the level of service they receive on their communications networks, and if these companies do not want to offer this type of service, our future revenues could be significantly lower than anticipated. Our leading sales and marketing strategy, which we refer to as the "provider deployment model," depends on sales of Visual UpTime and Visual IP Insight to service provider companies for them to deploy as part of their network infrastructure. Although we expect that by the year 2000, a significant portion of our revenue will be attributable to sales of Visual UpTime and Visual IP Insight using this provider deployment model, we cannot be sure that we will be successful in persuading service provider companies to adopt this model.

         We believe that the success of the provider deployment model depends on a number of factors over which we may have little or no control, including:

         - acceptance of and satisfaction with our systems by service provider companies and their customers;
         - the realization of operating cost efficiencies when Visual Uptime and/or Visual IP Insight is deployed;
         - our ability to demonstrate the operational benefits of Visual UpTime and Visual IP Insight;
         - generating demand for these systems from customers and support for the systems within the service provider companies' sales forces;
         - the competitive dynamics between service provider companies that provide communication networks for wide area use and the development of service for IP networks overall;
         - our successful development of systems and products that address the requirements for systems deployed as part of a service provider company's infrastructure;
         - the timing and successful completion of integration development work by service provider companies to incorporate our service management functionality into their operational infrastructure; and
         - the absence of new technologies that make our products and systems obsolete before they become standardized in network systems.

         The failure of our products to become an accepted part of the service provider companies' service offerings or a slower than expected increase in the volume of sales by us to these companies would have a material adverse effect on our business.

OUR LONG SALES CYCLE REQUIRES US TO EXPEND SIGNIFICANT RESOURCES ON POTENTIAL SALES OPPORTUNITIES THAT MAY NEVER BE CONSUMMATED.

         If we do not eventually generate additional revenue from our sales and marketing efforts the expended resources and lack of increased revenues could have a material adverse affect on our business, financial condition and results of operations. Our future business prospects depend on growing the sales of our products and services. The provider deployment model under which we are emphasizing future sales is characterized by a long sales cycle to turn opportunities into sales.

         The risks inherent in the long sales cycle for Visual UpTime and Visual IP Insight, many of which we have little or no control over, include:

         -    service provider companies' internal acceptance reviews;

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
         - service provider companies' budgetary constraints and technology assessment;
         -    service provider companies' lengthy decision-making processes;
         - the attendant delays frequently associated with service provider companies' internal procedures to approve large capital expenditures; and
         - the substantial commitment of capital from service provider companies.

         Sales of Visual UpTime and Visual IP Insight generally involve significant testing by and education of both service provider companies and their customers as well as a substantial commitment of our sales and marketing resources. As a result, we may expend significant resources pursuing potential sales opportunities that will not be consummated. Even if the provider deployment model is implemented, curtailment or termination of service provider company marketing programs, decreases in service provider company capital budgets or reduction in the purchasing priority assigned to products such as Visual UpTime and Visual IP Insight, particularly if significant and unanticipated by us, could have a material adverse effect on our business, financial condition and results of operations.

THE LOSS OF SPRINT, AT&T OR MCI AS A CUSTOMER COULD HARM OUR BUSINESS.

         Our provider deployment model depends predominantly onsales to service provider companies. The loss of either Sprint, AT&T or MCI, which have historically provided a majority of our revenue, would result in a substantial loss of revenues that could have a material adverse effect on our business, financial condition and results of operations. During 1998, Sprint, AT&T and MCI accounted for 27%, 14% and 13%, respectively, of our consolidated revenue. During the nine months ended September 30, 1999, Sprint, AT&T and MCI accounted for 25%, 24% and 8%, respectively, of our consolidated revenue. As our provider deployment model develops, this concentration should continue as our customer base will consist predominantly of service provider companies. The concentration will be further increased upon the consummation of the pending merger between Sprint and MCI.

         Existing service provider company customers are not easily replaced because of the relatively few participants in that market. High barriers to entry due to extraordinary capital requirements and the likelihood that mergers of existing providers may further reduce their number mean that replacing a significant network provider company customer will be even more difficult in the future.

         Furthermore, the small number of customers means that the reduction, delay or cancellation of orders or a delay in shipment of our products to any one service provider company customer could have a material adverse effect on our business, financial condition and results of operations.

         Our anticipated dependence on sizable orders from a limited number of service provider companies will make the relationship between us and each service provider company critically important to our business. As our relationships with these service provider companies evolve over time, we will make adjustments to product specifications, forecasts and delivery timetables in response to service provider company demands and expectations. Further, because none of our agreements contain minimum purchase requirements, there can be no assurance that the issuance of a purchase order will result in significant repeat business. Any inability to manage our service provider company relationships successfully could have a material adverse effect on our business, financial condition and results of operations.

OUR INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE AND WE MUST ADAPT QUICKLY TO THESE CHANGES TO COMPETE EFFECTIVELY.

         The market for Frame Relay, ATM and IP/Internet network services is characterized by rapid changes, including continuing advances in technology, frequent new product introductions, changes in customer requirements and preferences and changes in industry standards. If we are unable to develop and introduce new products and product enhancements in a timely fashion that accommodate these changes, we will likely lose customers and business which could have a material adverse effect on our business, financial condition and results of operations. Visual UpTime and Visual IP Insight are focused on service management for corporate networks that utilize statistically multiplexed technologies. The introduction of new technologies or advances in techniques for statistically multiplexed network services or the integration of service level management functionality into other network hardware components could render

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
our products obsolete or unmarketable. Further, we will be required to make enhancements and refinements to our products for wide scale implementation through the provider deployment model. There can be no assurance that (i) Visual UpTime and/or Visual IP Insight will continue to compete successfully; (ii) our future product offerings will keep pace with the technological changes implemented by our competitors; (iii) our products will satisfy evolving industry standards or preferences of existing or prospective customers; or (iv) we will be successful in developing and marketing products for any future technology. Failure to achieve any one of these objectives could have a material adverse effect on our business, financial condition and results of operations.


OUR FUTURE SUCCESS DEPENDS ON CONTINUED MARKET ACCEPTANCE OF THE IP TECHNOLOGY AND OUR ABILITY TO ADAPT TO NEW NETWORK TECHNOLOGIES THAT MAY DEVELOP.

         Because Visual UpTime is deployed predominantly on IP networks, our near-term success will depend on the continued market acceptance of IP technology as a preferred networking solution. If services for IP networking do not maintain widespread market acceptance, the market for our products will be substantially reduced which could have a material adverse effect on our business, financial condition and results of operations. Although we are currently devoting significant resources to the development of additional products, there can be no assurance that we will complete the development of these or any future products in a timely fashion, that we will successfully manage the transition from existing products, that our future products will achieve market acceptance, or if market acceptance is achieved, that we will be able to maintain such acceptance for a significant period of time. If we are unable to develop products on a timely basis that address changing customer needs and technologies, we may lose market share to competitors or be required to substantially increase development expenditures. Such an increase in research and development expenditures may have a material adverse effect on our business, financial condition and results of operations. There also can be no assurance that products or technologies developed by others will not adversely affect our competitive position or render our products or technologies noncompetitive or obsolete.

THE SUCCESS OF OUR BUSINESS DEPENDS ON THE WIDESPREAD ADOPTION OF THE INTERNET BY BUSINESS AND CONSUMERS FOR E-COMMERCE AND COMMUNICATIONS.

         Because our Internet service management products and services (Visual IP Insight and Visual Internet Benchmark) are based on providing performance measurement and diagnostics for the Internet and corporate IP networks, the Internet must be widely adopted, in a timely manner, as a means of electronic commerce, or e-commerce, and communications. Because e-commerce and communications over the Internet are new and evolving, it is difficult to predict the size of this market and its sustainable growth rate. In addition, we believe that the use of the Internet for conducting business transactions could be hindered for a number of reasons, including, but not limited to:

         -    security concerns including the potential for fraud or theft of stored data and information communicated over the Internet;
         -    inconsistent quality of service, including well-publicized outages of popular web sites;
         -    lack of availability of cost-effective, high-speed service;
         -    limited numbers of local access points for corporate users;
         - delay in the development of enabling technologies or adoption of new standards;
         -    inability to integrate business applications with the Internet;
         - the need to operate with multiple and frequently incompatible products; and
         -    a lack of tools to simplify access to and use of the Internet.

IMPROVEMENTS TO THE INFRASTRUCTURE OF THE INTERNET COULD REDUCE OR ELIMINATE DEMAND FOR OUR INTERNET PERFORMANCE MEASUREMENT PRODUCTS AND SERVICES.

         The demand for our Internet service management products and services could be reduced or eliminated if future improvements to the infrastructure of the Internet lead companies to conclude that measuring and evaluating the performance of their networks is no longer important to their business. The Internet is a complex, heterogeneous network of communications networks with multiple operators and vendors supplying and managing the underlying infrastructure as well as connections to this infrastructure. Because the inherent complexity of the Internet currently causes significant e-commerce quality of service problems for companies, the vendors and operators that supply and manage the underlying infrastructure are continuously seeking to improve the speed, availability, reliability and consistency of the Internet. If these vendors and operators succeed in significantly improving the performance of the Internet, which would result in corresponding improvements in the performance of companies' networks, demand for our products and services would likely decline which could have a material adverse effect on our business, financial condition and results of operations.

ERRORS IN OUR PRODUCTS OR SERVICES COULD DISCOURAGE CUSTOMERS AND DAMAGE OUR REPUTATION.

         If our existing or future products or services contain errors that are not detected before shipment, we could experience a loss of or delay in market acceptance of our products, diversion of development resources, damage to our reputation or increases in service or warranty costs, any of which could have a material adverse effect upon our business, financial condition and results of operations. Products and services as complex as those we offer may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite testing by us and by current and potential customers, errors will not be found in new products and services until commercial shipments have commenced.

WE FACE GROWING COMPETITION THAT COULD MAKE IT DIFFICULT FOR US TO ACQUIRE AND RETAIN CUSTOMERS.

         The market for service management systems for corporate IP networks and the Internet is new and rapidly evolving. We expect competition in this market to intensify in the future. Our competitors vary in size and in the scope and breadth of the products and services that they offer. Many of these competitors have greater financial, technical, marketing and other resources than us, and some have well established relationships with our current and potential customers. As a result, these competitors may be able to respond to new or emerging technologies and changes in customer requirements more effectively than us, or devote greater resources than us to the development, promotion and sale of products. Increased competition may result in price reductions, reduced profitability and loss of market share, any of which could have a material adverse effect on our business, financial condition and results of operations.

         Companies directly competing with Visual UpTime include:

         -    ADC Telecommunications, Inc. - Kentrox Division;
         -    Adtran, Inc.;
         -    Digital Link Corp.;
         -    Agilent Technologies, Inc.;
         -    NetScout Systems, Inc.;
         -    Network Associates, Inc.;
         -    Paradyne Corporation; and
         -    Sync Research, Inc.

         Companies directly competing with Visual IP Insight include:

         -    Concord Communications, Inc.;
         -    First Sense Software, Inc.;
         -    Ganymede Software, Inc.;
         -    Agilent Technologies, Inc.;
         -    Lucent Technologies, Inc. - INS/InSoft Division;
         -    Micromuse, Inc.;
         -    NextPoint Networks, Inc.; and
         -    Response Networks, Inc.

         Companies directly competing with Visual Internet Benchmark include:

         -    Freshwater Software, Inc.;
         -    Internet Resources Group;

         -    Keynote Software, Inc.; and
         -    Service Metrics, Inc.

         We expect that we may experience competition from less expensive products and services that provide only a portion of the functionality provided by our products and services. In particular, as prices for network equipment components such as data service units/channel service units decrease, customers may decide to purchase these less expensive products even though they lack certain features offered by our products. For example, we expect that participants with strong capabilities in these various segments could partner with each other to offer products that supply functionality approaching that provided by Visual UpTime. We are aware of such arrangements between Digital Link and NetScout, and NetScout and Paradyne. The success of such products could have a material adverse effect on our business, financial condition and results of operations.

         If we expand the scope of our products and services, we may encounter many additional, market-specific competitors. These potential competitors include companies that sell network management software such as Lucent Technologies, Inc. - OneVision Division and Telecordia Technologies, Inc., each of which has announced products that could potentially compete with us in the future. The success of such products could have a material adverse effect on our business, financial condition and results of operations.

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT AND WE MAY NOT BE PROFITABLE IN THE FUTURE.

         Our limited history, operating losses and accumulated deficit make predicting our future operating results difficult. Visual was organized in 1993 and we introduced Visual UpTime in mid-1995. Accordingly, we have only a limited operating history upon which an evaluation of our product and prospects can be based. As of September 30, 1999, we had an accumulated deficit of approximately $36.3 million. We incurred consolidated net losses in 1996, 1997 and 1998 of approximately $12.5 million, $9.2 million and $6.5 million, respectively. For the nine months ended September 30, 1999, we incurred a consolidated net loss of $1.2 million. The losses in 1996 and 1997 related primarily to our expenditures associated with the development and marketing of the Visual UpTime product, the products of Net2Net, and the products of Inverse. The losses in 1998 and 1999 related primarily to the effect of the merger-related costs and the effect of the Net2Net and Inverse operating losses prior to respective dates of acquisition.

         Our revenue may not continue to grow or be sustained in the future. Although we have recently experienced an increase in revenue from service provider companies, such growth should not be considered indicative of future revenue growth, if any, or of future operating results. Our revenue in any period depends primarily on the volume and timing of orders received during the period, which are difficult to predict. Our expense levels are based, in part, on the expectation of future revenue. If revenue levels are below expectations due to delays associated with customers' decision-making processes or for any other reason, operating results are likely to be materially and adversely affected. Results of operations may be affected disproportionately by a reduction in revenue because a large portion of our expenses are fixed and cannot be easily reduced without adversely affecting our business. In addition, we currently intend to increase funding of research and product development efforts and sales, marketing and customer support operations and to expand distribution channels. To the extent such expenses precede or are not promptly followed by increased revenue, our business, financial condition and results of operations could be adversely affected.

OUR DEPENDENCE ON SOLE AND LIMITED SOURCE SUPPLIERS MAKES THE PRICE WE PAY FOR IMPORTANT COMPONENTS IN OUR PRODUCTS MORE VOLATILE.

         We purchase many key components used in the manufacture of our products only from sole or limited sources. If a sole or limited source supplier raises their prices, delays shipments or becomes unable or unwilling to supply a key component, we may be forced to obtain these components from alternative sources if they are available which could impair our ability to deliver our products to our customers in a timely and cost-effective manner, or could force us to increase our prices or reduce our gross profit margins. Any of these events could have a material adverse effect on our business, financial condition and results of operations and could jeopardize our relationships with those customers.

         The risks associated with being dependant on sole or limited source suppliers of key components include the following:

         - we have not identified alternative suppliers for all of our key components and we may not be able to find alternative suppliers, if necessary, or find alternative components of comparable quality;
         - we will have to qualify alternative suppliers before we purchase components from them which will, even if successful, necessarily delay the process of procuring the replacement components;
         -    we do not have long-term agreement with most of our suppliers so these suppliers could suddenly increase component prices;
         - even minor delays in shipments of key components from suppliers - which we have experienced in the past - could delay the shipment of our products;
         - although all of our sole or limited source suppliers are based in the United States, some of them may manufacture or acquire components from outside of the United States and thus they may be unable to deliver their components if their own supplies are interrupted by events in other countries; and
         - some of the components, including dynamic random access memories and embedded communications processors, are subject to significant price fluctuations.

         Sole-source components presently include framers, certain semiconductors, embedded communications processors, communication controllers and line interface components.

THE FAILURE TO SUCCESSFULLY INTEGRATE INVERSE NETWORK TECHNOLOGY INTO OUR BUSINESS COULD NEGATIVELY AFFECT OUR OPERATIONS.

         If we are unable to successfully integrate the product line, personnel, business and operations of Inverse, which we acquired in September 1999, in an efficient and effective manner, the advantages that we anticipated from such acquisition could be undermined and we could experience a material adverse effect on our business, financial condition and results of operations. We face challenges integrating the Inverse products and services with our product line and expect that this will continue for some time. There can be no assurance that such integration will be accomplished smoothly or successfully. Coordinating geographically separated organizations and addressing differences in corporate cultures and management philosophies further complicates this process. The integration of certain operations requires the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined companies. The business of the combined companies may also be disrupted by employee uncertainty and lack of focus during such integration.

WE MAY FACE DIFFICULTIES ASSIMILATING AND MAY INCUR COSTS ASSOCIATED WITH ANY FUTURE ACQUISITIONS.

         As part of our business strategy, we may seek to acquire or invest in businesses, products or technologies that we feel could complement or expand our business, augment our market coverage, enhance our technical capabilities or that may otherwise offer growth opportunities. Acquisitions could create risks for us, including:

         - difficulties in assimilation of acquired personnel, operations and technologies;
         -    unanticipated costs associated with the acquisition;
         -    diversion of management's attention from our core business;
         -    adverse effects on existing business relationships with channel partners of our products and services and our customers; and
         -    use of substantial portions of our available cash to consummate the acquisition.

IF WE EXPAND OUR INTERNATIONAL ACTIVITIES, OUR BUSINESS WILL BE SUSCEPTIBLE TO ADDITIONAL RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

         We believe we must expand the sales and marketing activities for our products and services outside the United States and hire additional international personnel. Therefore, we expect to commit significant resources to expand our international sales and marketing activities, which were less than 10% of our consolidated revenue for the nine months ended September 30, 1999 and prior periods. With respect to the Visual Internet Benchmark product, we intend to deploy additional measurement computers worldwide, which would require us to maintain and service computers over longer distances.

         Conducting international operations would subject us to risks we do not face in the United States. These include, but are not limited to:

         -    currency exchange rate fluctuations;
         -    seasonal fluctuations in purchasing patterns;
         -    unexpected changes in regulatory requirements;
         -    maintaining and servicing computer hardware in distant locations;
         - longer accounts receivable payment cycles and difficulties in collecting accounts receivable;
         -    difficulties in managing and staffing international operations;
         - potentially adverse tax consequences, including restrictions on the repatriation of earnings;
         -    the burdens complying with a wide variety of foreign laws; and
         - reduced protection for intellectual property rights in some countries.

         The Internet and other IP services, such as Frame Relay and ATM, may not be used as widely in other countries and the adoption of public data service for transporting mission-critical applications may evolve slowly or may not evolve at all. As a result, we may not be successful in selling our products and services to customers in markets outside the United States. Failure to expand our international activities successfully could have a material adverse effect on our business, financial condition and results of operations.


THE LOSS OF KEY PEOPLE COULD JEOPARDIZE OUR GROWTH PROSPECTS

         The loss of the services of our President and Chief Executive Officer or any other key employee could adversely affect our ability to execute our business plan and could have a material adverse effect on our business, financial conditions and results of operations. Our success depends to a significant degree upon the continuing contributions of our key management and technical employees, particularly Scott E. Stouffer, our Chairman, President and Chief Executive Officer. We maintain, and are the beneficiary under, $2.0 million of key person life insurance on Mr. Stouffer.

OUR INABILITY TO HIRE AND RETAIN EMPLOYEES MAY HURT OUR GROWTH PROSPECTS.

         If we fail to hire and retain personnel it could damage our ability to grow and expand our business. Our future success depends on our ability to attract and retain highly skilled managerial, sales, marketing, customer support and product development personnel. Intense competition for technically trained sales and product development personnel makes recruiting qualified personnel difficult. There can be no assurance that we will be successful in retaining our key employees or that we can attract or retain additional skilled personnel as required. Failure to attract and retain key personnel could have a material adverse effect on our business, financial condition and results of operations.

OTHERS MAY CLAIM THAT WE INFRINGE THEIR INTELLECTUAL PROPERTY RIGHTS.

         If others claim that our products infringe on their intellectual property rights, whether the claims are valid or not, we may be forced to spend significant sums in litigation, pay damages, delay product shipments, reengineer our products or acquire licenses to the claimant's intellectual property. We expect that these claims may become more common as the number of products in the network management industry increases and the functionality of these products further overlaps. If a claimant is successful in a lawsuit arising from such a claim, it could have a material adverse effect on our business.

WE MUST PROTECT OUR OWN INTELLECTUAL PROPERTY RIGHTS.

         Our success is dependent on our proprietary technology and intellectual property rights. We hold two patents and also rely on copyright and trade secret laws, trademarks, confidentiality procedures and contractual provisions to protect our proprietary software, documentation and other proprietary information. These protection methods may not be adequate to prevent competitors from developing similar technology. Moreover, in the absence of patent protection, our business may be adversely affected by competitors that develop functionally equivalent technology. Litigation to enforce our intellectual property rights, regardless of its success or failure, could be burdensome and expensive and could involve a high degree of uncertainty. In addition, legal proceedings may divert management's attention from growing our business.

         We may be subject to additional risk as we enter into transactions in countries where intellectual property laws are not well developed or enforced effectively. Legal protection of our rights may be ineffective in such countries, and technology developed or used in such countries may not be protectable in jurisdictions where protection is ordinarily available. Failure to adequately protect our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

WE HAVE ANTITAKEOVER PROTECTIONS THAT MAY DELAY OR PREVENT A CHANGE IN CONTROL THAT COULD BENEFIT OUR STOCKHOLDERS.

         Terms of our certificate of incorporation and bylaws make it more difficult for another individual or company to acquire control of our company, even if a change of control would benefit our stockholders. These terms include:

    - Our board of directors, without stockholder approval, may issue up to 5,000,000 shares of preferred stock on terms that they determine. This preferred stock could be issued quickly with terms that delay or prevent the change in control of our company, make removal of management more difficult or depress the price of our stock;
    - certain provisions of our Certificate of Incorporation and Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest;
    - we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law which prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner;
    - our board of directors is "staggered" so that only a portion of its members are elected each year;
    - only our board of directors, our chairman of the board, our president or stockholders holding a majority of our stock can call special stockholder meetings; and
    - special procedures must be followed in order for stockholders to present proposals at stockholder meetings.

         In addition, our credit facility with Silicon Valley Bank prohibits us from engaging in a merger with or being acquired by another entity without their consent, unless we are the surviving entity.

THE FAILURE OF OUR CUSTOMERS TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS

         Many currently installed operating systems and software products are coded to accept only two digit entries in the date code field. These date code fields need additional digits to distinguish accurately dates prior to January 1, 2000 and those after December 31, 1999. As a result, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. We believe that the purchasing patterns of customers and potential customers may be significantly affected by Year 2000 issues. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by us. Conversely, Year 2000 issues may cause other companies to accelerate purchases, thereby causing an increase in short-term demand and a consequent decrease in long-term demand for software products.

         Additionally, Year 2000 compliance issues could cause a significant number of companies, including our current customers, to re-evaluate their current systems' needs and, as a result, consider switching to other systems or suppliers. This could have a material adverse effect on our business, financial condition and results of operations.

OUR FAILURE TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS

General

         Many of the world's computer systems (including those in non-information technology equipment and systems) currently record years in a two-digit format. If not addressed, such computer systems will be unable to properly interpret dates beyond the year 1999, which could lead to business disruptions. The potential costs and uncertainties associated with the Year 2000 issue will depend on a number of factors, including software, hardware and the nature of the industry in which a company operates.

         We have instituted a company-wide project for addressing the Year 2000 issue (the "Project"). The Project is divided into four major sections - Product Compliance, ERP Implementation and System Infrastructure Upgrades, Vendor Compliance and Customer Assessment. Each of these sections is discussed separately below. We have engaged third party consultants to assist in program management of the Project and in testing of critical business systems.

         Due to our recent acquisition of Inverse, we have expanded the Project to include our new business locations. This expansion will extend the Project, which will be completed during the fourth quarter of 1999.

Product Compliance

         We believe that the products currently being shipped by us have already achieved Year 2000 compliance as defined within the requirements established by the U.S. Government detailed in the Federal Acquisition Regulations (FAR) - Section 39 - Final.

         Should a Year 2000 compliance issue arise in the future, we will take whatever steps we deem necessary to address it in accordance with our product warranties. However, we do not guarantee and specifically disclaim any liability for the Year 2000 compliance of operating systems, hardware, software or other third-party products not developed by us. It is the responsibility of any such third parties to test and validate Year 2000 compliance.

         Although all previously shipped products are believed to be compliant, we will not commit to perform tests on obsolete product versions. Should obsolete products be found non-compliant, we will not update them to make them compliant.

         Visual IP Insight products have been successfully tested to ensure that the system will behave correctly with respect to dates in the year 2000 and in the transition from December 31, 1999 to January 1, 2000. The Visual IP InSight system is dependent on the customer's computer operating system and some third party software. We have tested the interaction of these products with Visual IP InSight on certain hardware platforms to assure that it is compliant. Certain hardware platforms and versions of underlying operating system software may have general Year 2000 compliance problems that may impact customers use of the Visual IP InSight product. In this case, customers will need to obtain Year 2000 compliant products from third-party vendors, or use hardware platforms and operating system software recommended by us. Customers are also responsible for verifying that all other products (that is, other software, firmware, and hardware) that customers may choose to use with Visual IP InSight properly handle date information.

ERP Implementation and System Infrastructure Upgrades

         Early in 1998, in order to improve access to business information through scaleable, integrated computing systems across the company, we began a business systems replacement project. Our Enterprise Resources Planning ("ERP") application software system replaced core legacy systems, making approximately seventy-five (75) percent of our systems Year 2000 compliant. The implementation of the ERP software was substantially completed in the first quarter of 1999.

         We are currently evaluating the Year 2000 compliance of the remaining application software, computer hardware, network equipment and miscellaneous components of our internal business systems. The evaluation of the engineering application development environment has been completed. The overall effort, which is less significant than the replacement of the core systems with the ERP software, will be substantially completed during the fourth quarter of 1999 and may include the upgrade, repair or replacement of certain elements of these systems.

Vendor Compliance

         This section of the Project, which includes the process of identifying and prioritizing critical suppliers at the direct interface level and communicating with them about their plans and progress in addressing the Year 2000 problem, is nearly complete. Included were suppliers of parts for our products and providers of mission-critical services. Remaining tasks include the assessment of critical vendors utilized by Inverse and the expansion of our contingency plans to encompass the Inverse business locations. We intend to continually revise and update our contingency plans to reflect our assessment of our current business environment.

Customer Assessment

         Based on the input provided as part of our sales forecasting activities, we have been unable to assess the full impact that Year 2000 issues may have upon our customers and their purchasing decisions over the next six months.

Costs

         The estimated total cost of the Year 2000 compliance project, exclusive of the ERP implementation, is approximately $400,000 of which approximately $300,000 had been spent as of September 30, 1999. These costs will be incurred primarily in 1999 for the use of outside consultants, setting up Year 2000 testing environments and the replacement of existing software and hardware.

Risks


         The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect our business, financial condition and results of operations. Moreover, even if we successfully remediate our Year 2000 issues, we can be materially and adversely affected by failures of third parties to remediate their own Year 2000 issues. The failure of third parties with which we have financial or operational relationships (such as our customers and vendors) to remediate their computer and non-information technology systems issues in a timely manner could have a material adverse effect on our business, financial condition and results of operations. In addition, we believe that the purchasing patterns of customers and potential customers may be significantly affected by Year 2000 issues. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party customers and vendors, we are unable to determine at this time whether the consequences of year 2000 failures will have a material impact on our business, financial condition and results of operations. Accordingly, we may experience business interruption or shutdown, financial loss, damage to our reputation and legal liability. We believe that, with the implementation of new business systems and completion of the Project as scheduled, the possibility of significant interruptions of normal operations should be reduced.


         Our expectations about future costs and the timely completion of our Year 2000 Project are subject to uncertainties that could cause actual results to differ materially from what has been discussed above. Factors that could influence the amount of future costs and the effective timing of remediation efforts include our success in identifying computer programs and non-information technology systems that contain two-digit year codes, the nature and amount of programming and testing required to upgrade or replace each of the affected programs and systems, the rate and magnitude of related labor and consulting costs, and the success of our vendors and customers in addressing the Year 2000 issue.

                                USE OF PROCEEDS

        Visual will not receive any proceeds from the sale of the shares hereunder.

                              SELLING STOCKHOLDERS

         Each of the Selling Stockholders was a stockholder or creditor of Inverse. On September 30, 1999, Visual Acquisitions Two, Inc., our wholly owned subsidiary ("Merger Sub") merged into Inverse under the terms of an Agreement and Plan of Merger dated September 15, 1999 (the "Merger"). In the Merger, the shares of capital stock of Inverse owned by the Selling Stockholders and certain obligations of Inverse to creditors were converted, on a pro rata basis, into shares of Visual's common stock, and Inverse became our wholly owned subsidiary. The Selling Stockholders received, in the aggregate, 4,110,897 shares of common stock in the Merger, all of which may be offered for sale from time to time by the Selling Stockholders pursuant to the registration statement of which this Prospectus is a part.

         The following table sets forth the name of each of the Selling Stockholders, the positions, offices and other material relationships, if any, of the Selling Stockholders with Inverse prior to the merger, the number of Shares held by such Selling Stockholder as a result of the Merger, and the number of Shares being offered by such Selling Stockholder.

                                                 Number of
                                                Shares Held       Number of
                                              as a Result of       Shares             Position, Office or Other Material
                    Name                        the Merger         Offered(1)             Relationship with Inverse
                    ----                        ----------        ---------               -------------------------
Dale M. Anderson ..............................         4,591            4,591
Dale M. Anderson and Lleanna R. Anderson
     Revocable Trust ..........................         2,265            2,265
Associated Venture Investors III L.P. .........        76,449           76,449
AVI Capital L.P. ..............................       523,696          523,696
AVI Partners Growth Fund II L.P. ..............        14,889           14,889
AVI Silicon Valley Partners L.P. ..............         5,458            5,458
Robert E. Berry, Jr. ..........................        58,772           58,772          Vice President, Sales
Jennifer Bestor................................        22,116           22,116
Shekhar Bhide..................................         4,744            4,744
Linda Bower....................................           397              397
Matt J. Burdick................................        22,304           22,304
Corinne Cheung.................................           734              734
Gigi Chu.......................................        15,424           15,424
Rachel Cox.....................................           714              714
Andrew Davis...................................       105,101          105,101
Dominion Ventures..............................         4,217            4,217
David J. Ehrlich...............................        47,752           47,752          Vice President, Business Development
Raphael Frommer................................         2,601            2,601
Jon Furukawa...................................           734              734
Kimberly A. Gazlay.............................         2,851            2,851
Joan and Frank Gennaro.........................         1,224            1,224
Michael Gennaro................................        46,528           46,528          Chief Financial Officer
Fred Gibbons (Trust)...........................        31,222           31,222          Director
Fred Gibbons, Trustee of the Fred Gibbons
     Separate Property Trust...................        26,432           26,432          Director
Michael Gilbert................................        48,201           48,201          Director

(1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

Susan E. Gilbert and Michael M. Gilbert..........       4,897            4,897
Anne M. Gilbert and Michael M. Gilbert...........       4,897            4,897
Jasinder Gill....................................       2,601            2,601
Greylock IX Limited Partnership..................     934,925          934,925
John Hancock.....................................      47,752           47,752          Vice President, Operations
Steve J. Hand....................................       3,183            3,183
Claudis and Helen Hicks..........................       1,224            1,224
HSBC Trustee (Jersey) Limited....................     369,974          369,974
William Whit Jelks...............................       1,224            1,224
Marnie L. Lambert................................         153              153
John Leong.......................................     120,116          120,116
Jamshid Mahdavi..................................         397              397
Belle Marino.....................................         994              994
Matt Mathis......................................         397              397
Roberta Murphy...................................      96,576           96,576          Vice President, Marketing
Prem Nambiar.....................................       1,224            1,224
Erikas Napjus....................................       3,918            3,918
John J. Pacholski................................      13,963           13,963
Thomas Panicker..................................       1,101            1,101
Kathleen Parks...................................       1,224            1,224
Ann Peckenpaugh..................................       2,485            2,485
Drew Perkins.....................................      40,405           40,405
Karen Perry......................................       3,061            3,061
Jenny K. Redo....................................       3,443            3,443
Veronica Richardson..............................       1,224            1,224
Lee Schweichler..................................       3,037            3,037
Ashok Sethi......................................       2,066            2,066
Amanda G. Seward-Chavis..........................          91               91
Thomas A. Skornia................................       7,346            7,346
Richard Sneiderman...............................       2,754            2,754
Priyadarshini Tamhankar..........................       1,148            1,148
Thompson Clive Investments plc...................     201,003          201,003
Silicon Valley Bank..............................       4,452            4,452
Skilun Tong......................................       1,836            1,836
Venture Lending and Leasing......................       5,799            5,799
Sudhanshu Verma..................................     180,174          180,174          Vice President, Engineering
David L. Walters.................................       2,321            2,321
Michael G. Watters...............................     965,169          965,169          Director, President, Chief Executive Officer
Raymond Andrew Wimset............................       1,734            1,734
Robert Zeljko....................................       1,193            1,193
     Total.......................................   4,110,897        4,110,897


         If all the shares of common stock being offered by the Selling Stockholders are sold, none of the Selling Stockholders will own any common stock that they acquired as part of the Merger upon completion of this offering.

                              PLAN OF DISTRIBUTION

         We are registering an aggregate of 4,110,897 shares of common stock to permit public secondary sales of the shares of Common Stock by the Selling Stockholders, or any of them, from time to time after the date of this Prospectus. We anticipate that the Selling Stockholders may sell all or a portion of the common stock from time to time through the Nasdaq National Market and may sell common stock to or through one or more broker-dealers at prices prevailing on such Nasdaq National Market at the times of such sales. The Selling Stockholders may also make private sales directly or through one or more broker-dealers. Broker-dealers participating in such transactions may receive compensation in the form of discounts, concessions or commissions (including, without limitation, customary brokerage commissions) from the Selling Stockholders effecting such sales. The Selling Stockholders and any broker-dealers who act in connection with sales of common stock may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the common stock might be deemed to be underwriting discounts and commissions under the Securities Act. In effecting sales, broker-dealers engaged by a Selling Stockholder may arrange for other broker-dealers to participate.

         The Selling Stockholders will pay all discounts and selling commissions (if any), fees and expenses of counsel and other advisors to the Selling Stockholders, or any of them, and any other expenses incurred in connection with the registration and sale of the common stock, other than the registration fee payable to the SEC hereunder, the listing fee to be paid for listing the shares of common stock on the Nasdaq National Market, fees and expenses relating to the registration or qualification of the shares of common stock pursuant to any applicable state securities or "blue sky" laws and the fees and expenses of our counsel and independent accountants, which will be paid by us.

                                 LEGAL MATTERS

         Counsel for Visual, Piper Marbury Rudnick & Wolfe LLP, Reston, Virginia, has rendered an opinion to the effect that the Visual Common Stock offered hereby is duly and validly issued, fully paid and nonassessable.

                                    EXPERTS

         Our consolidated financial statements of the Company as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, included in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Visual pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Visual Networks, Inc.:

    We have audited the accompanying consolidated balance sheets of Visual Networks, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Visual Networks, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP

Vienna, Virginia
October 12, 1999

                             VISUAL NETWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                             DECEMBER 31,      SEPTEMBER 30,
                                                                                         --------------------  -------------
                                                                                            1997       1998        1999
                                                                                         ---------  ---------  -------------
                                                                                                               (UNAUDITED)
                                                                                                               -

                                    ASSETS
 CURRENT ASSETS:
      Cash and cash equivalents.......................................................    $  9,601   $ 51,655    $   54,938
      Short-term investments..........................................................          --      1,002            --
      Accounts receivable, net of allowance of
       $412, $493 and $759, respectively..............................................       4,526      5,948         8,676
      Inventory.......................................................................       3,724      5,086         7,320
      Other current assets............................................................         661      1,902         2,322
                                                                                           -------    -------    ----------
           Total current assets.......................................................      18,512     65,593        73,256
 Property and equipment, net..........................................................       2,294      5,814         8,375
 Other assets.........................................................................         230        373           149
                                                                                           -------    -------    ----------
           Total assets...............................................................    $ 21,036   $ 71,780    $   81,780
                                                                                           =======    =======    ==========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
 CURRENT LIABILITIES:
      Accounts payable and accrued expenses............................................   $  6,098   $  6,388    $   16,469
      Accrued compensation.............................................................      1,778      2,853         2,931
      Customer deposits................................................................      3,068      4,613            --
      Deferred revenue.................................................................      6,735      7,957        11,473
      Bank line of credit..............................................................        326         --           578
      Note payable to stockholder......................................................        500         --            --
      Current portion of long-term debt................................................        789        636           668
                                                                                            ------     ------    ----------
           Total current liabilities...................................................     19,294     22,447        32,119
 Long-term debt, net of current portion................................................        138      1,011           866
                                                                                            ------     ------    ----------
           Total liabilities...........................................................     19,432     23,458        32,985
                                                                                            ------     ------    ----------
 COMMITMENTS AND CONTINGENCIES (NOTE 9)
 REDEEMABLE CONVERTIBLE PREFERRED STOCK:
      Series B, Series C, Series D and Series E redeemable
      convertible cumulative preferred stock, $.01 par
       value, 7,229,438 shares authorized in aggregate,
       7,228,473 shares issued and outstanding in aggregate
       as of December 31, 1997, and no shares outstanding as
       of December 31, 1998 and September 30, 1999 (aggregate
       liquidation preference of $14,484 as of December 31, 1997)......................     14,855          --           --
                                                                                           -------     -------    ----------
 STOCKHOLDERS' EQUITY (DEFICIT):
      Preferred stock, $.01 par value, 5,000,000 shares
        authorized, no shares issued and outstanding...................................         --         --            --
      Series A convertible cumulative preferred stock, $.01
        par value, 347,070 shares authorized, issued and
        outstanding as of December 31, 1997 and no shares
        outstanding as of December 31, 1998 and September 30,
        1999 (liquidation preference of $149 as of December 31,
        1997)..........................................................................          3         --            --
      Common stock, $.01 par value, 50,000,000 shares
        authorized, 7,525,270, 24,190,219 and 24,662,415 shares
        issued and outstanding as of December 31, 1997, 1998,
        and September 30, 1999, respectively...........................................         75        242           247
      Additional paid-in capital.......................................................     15,303     83,977        85,761
      Notes receivable from stockholders...............................................         --      (147)         (147)
      Deferred compensation............................................................      (247)      (739)         (809)
      Accumulated deficit..............................................................   (28,385)   (35,011)      (36,257)
                                                                                          --------   --------    ----------
           Total stockholders' equity (deficit)........................................   (13,251)     48,322        48,795
                                                                                          --------     ------    ----------
           Total liabilities and stockholders' equity (deficit)........................   $21,036    $ 71,780    $   81,780
                                                                                          ========    =======    ==========




              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                                  VISUAL NETWORKS, INC.

                                          CONSOLIDATED STATEMENTS OF OPERATIONS
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                         NINE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                         ----------------------------------------    --------------------------
                                                            1996            1997           1998           1998          1999
                                                         -----------   ------------   -----------    -----------    -----------
                                                                                                             (UNAUDITED)
 REVENUE...............................................   $    8,762   $     29,300   $    56,088    $    39,312    $    64,320
 COST OF REVENUE.......................................        3,715         11,179        20,829         14,827         22,204
                                                         -----------   ------------   -----------    -----------    -----------
      Gross profit.....................................        5,047         18,121        35,259         24,485         42,116
                                                         -----------   ------------   -----------    -----------    -----------
 OPERATING EXPENSES:
      Research and development.........................        5,880          9,148        13,771         10,136         12,083
      Sales and marketing..............................        9,605         14,555        19,759         14,761         17,925
      General and administrative.......................        2,281          3,798         5,528          4,051          5,623
      Merger-related costs.............................           --             --         5,069          7,347          6,776
                                                         -----------   ------------   -----------    -----------    -----------
           Total operating expenses....................       17,766         27,501        44,127         36,295         42,407
                                                         -----------   ------------   -----------    -----------    -----------
 LOSS FROM OPERATIONS..................................     (12,719)        (9,380)       (8,868)       (11,810)          (291)
                                                         -----------   ------------   -----------    -----------    -----------
 INTEREST INCOME, NET..................................          217            165         2,413          1,787          1,647
                                                         -----------   ------------   -----------    -----------    -----------
 INCOME (LOSS) BEFORE INCOME TAXES.....................     (12,502)        (9,215)       (6,455)       (10,023)          1,356
 PROVISION FOR INCOME TAXES............................           --             --           --             --         (2,602)
                                                         -----------   ------------   -----------    -----------    -----------
 NET LOSS..............................................     (12,502)        (9,215)       (6,455)       (10,023)        (1,246)
 DIVIDENDS AND ACCRETION ON PREFERRED STOCK............      (1,012)        (1,457)         (171)          (171)             --
                                                         -----------   ------------   -----------    -----------    -----------
 NET LOSS ATTRIBUTABLE TO
   COMMON SHAREHOLDERS.................................   $ (13,514)   $   (10,672)   $   (6,626)    $  (10,194)    $   (1,246)
                                                         ===========   ============   ===========    ===========    ===========
 BASIC AND DILUTED LOSS PER SHARE......................   $   (2.36)   $    (1.44)    $     (.30)    $     (.48)    $     (.05)
                                                         ===========   ============   ===========    ===========    ===========
 BASIC AND DILUTED WEIGHTED-AVERAGE SHARES
 OUTSTANDING...........................................        5,715          7,431        21,946         21,169         24,456
                                                         ===========   ============   ===========    ===========    ===========
 PRO FORMA BASIC AND DILUTED LOSS
   PER SHARE...........................................                $       (.51)   $     (.28)   $      (.44)   $      (.05)
                                                                       ============   ===========    ===========    ===========
 PRO FORMA BASIC AND DILUTED WEIGHTED-
   AVERAGE SHARES OUTSTANDING..........................                      18,037        23,166         22,801         24,456
                                                                       ============   ===========    ===========    ===========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                             VISUAL NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF CHANGES IN
                         STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                    REDEEMABLE
                                                    CONVERTIBLE        SERIES A CONVERTIBLE
                                                  PREFERRED STOCK         PREFERRED STOCK             COMMON STOCK
                                              ----------------------  ----------------------          ------------
                                                SHARES      AMOUNT      SHARES      AMOUNT       SHARES          AMOUNT
                                              ----------  ----------  ----------  ----------  -----------     -----------
BALANCE, December 31, 1995..................   4,188,438   $   3,385    347,070     $     3    4,032,794        $  40
     Issuance of Series D preferred stock...   2,285,714       3,983         --          --           --           --
     Issuance of Series E preferred stock...     754,321       5,018         --          --           --           --
     Accretion on preferred stock...........          --         177         --          --           --           --
     Accrued dividends on preferred stock...          --         835         --          --           --           --
     Issuance of common stock...............          --          --         --          --    3,274,464           33
     Repurchase  of common stock............          --          --         --          --       (8,729)          --
     Exercise of stock options..............          --          --         --          --       38,785           --
     Net loss...............................          --          --         --          --           --           --
                                               ---------   ---------    -------     -------    ---------        -----
BALANCE, December 31, 1996..................   7,228,473      13,398    347,070           3    7,337,314           73
     Accretion on preferred stock...........          --         235         --          --           --           --
     Accrued dividends on preferred stock...          --       1,222         --          --           --           --
     Issuance of common stock...............          --          --         --          --       35,504           --
     Exercise of stock options..............          --          --         --          --      152,452            2
     Deferred compensation..................          --          --         --          --           --           --
     Amortization of deferred compensation..          --          --         --          --           --           --
     Net loss...............................          --          --         --          --           --           --
                                               ---------   ---------    -------     -------    ---------        -----
BALANCE, December 31, 1997..................   7,228,473      14,855    347,070           3    7,525,270           75
     Accretion on preferred stock...........          --          16         --          --           --           --
     Accrued dividends on preferred stock...          --         125         --          30           --           --
     Conversion of preferred stock and
       payment of dividend..................  (7,228,473)    (14,996)  (347,070)        (33)  10,605,735          106
     Issuance of common stock...............          --          --         --          --    5,325,849           53
     Repurchase of common stock.............          --          --         --          --      (75,073)          --
     Exercise of stock options..............          --          --         --          --      783,049            8
     Issuance of common stock for services..          --          --         --          --        6,316           --
     Settlement of note for common stock....          --          --         --          --       16,848           --
     Issuance and exercise of warrant.......          --          --         --          --        2,225           --
     Deferred compensation..................          --          --         --          --           --           --
     Amortization of deferred compensation..          --          --         --          --           --           --
     Net loss...............................          --          --         --          --           --           --
                                               ---------   ---------    -------     -------    ---------        -----
BALANCE, December 31, 1998..................          --          --         --          --   24,190,219          242
     Exercise of stock options (unaudited)..          --          --         --          --      532,254            6
     Repurchase of common stock (unaudited).          --          --         --          --      (60,058)          (1)
     Deferred compensation (unaudited)......          --          --         --          --           --           --
     Amortization of deferred compensation
        (unaudited).........................          --          --         --          --           --           --
     Net loss (unaudited)...................          --          --         --          --           --           --
                                               ---------   ---------    -------     -------    ---------        -----
BALANCE, September 30, 1999 (unaudited).....          --   $      --         --     $    --   24,662,415        $ 247
                                               =========   =========    =======     =======   ===========       =====

                                                              NOTES
                                               ADDITIONAL   RECEIVABLE
                                                PAID-IN        FROM        DEFERRED      ACCUMULATED
                                                CAPITAL    STOCKHOLDERS  COMPENSATION       DEFICIT      TOTAL
                                              ------------ ------------  -------------   ------------ ----------
BALANCE, December 31, 1995..................   $  4,745       $   --         $  --        $ (4,110)   $     678
     Issuance of Series D preferred stock...         --           --            --              --           --
     Issuance of Series E preferred stock...         --           --            --              --           --
     Accretion on preferred stock...........         --           --            --            (177)        (177)
     Accrued dividends on preferred stock...         --           --            --            (835)        (835)
     Issuance of common stock...............     10,136           --            --             (89)      10,080
     Repurchase  of common stock............         --           --            --              --           --
     Exercise of stock options..............         10           --            --              --           10
     Net loss...............................         --           --            --         (12,502)     (12,502)
                                               --------     --------        ------      -----------   ----------
BALANCE, December 31, 1996..................     14,891           --            --         (17,713)      (2,746)
     Accretion on preferred stock...........         --           --            --            (235)        (235)
     Accrued dividends on preferred stock...         --           --            --          (1,222)      (1,222)
     Issuance of common stock...............         94           --            --              --           94
     Exercise of stock options..............         26           --            --              --           28
     Deferred compensation..................        292           --          (292)             --           --
     Amortization of deferred compensation..         --           --            45              --           45
     Net loss...............................         --           --            --          (9,215)      (9,215)
                                               --------     --------        ------      -----------   ----------
BALANCE, December 31, 1997..................     15,303           --          (247)        (28,385)     (13,251)
     Accretion on preferred stock...........         --           --            --             (16)         (16)
     Accrued dividends on preferred stock...         --           --            --            (155)        (125)
     Conversion of preferred stock and
       payment of dividend..................     14,923           --            --              --       14,996
     Issuance of common stock...............     51,800           --            --              --       51,853
     Repurchase of common stock.............         (1)          --            --              --           (1)
     Exercise of stock options..............        792         (147)           --              --          653
     Issuance of common stock for services..         --           --            --              --           --
     Settlement of note for common stock....        542           --            --              --          542
     Issuance and exercise of warrant.......         12           --            --              --           12
     Deferred compensation..................        606           --          (606)             --           --
     Amortization of deferred compensation..         --           --           114              --          114
     Net loss...............................         --           --            --          (6,455)      (6,455)
                                               --------     --------        ------        ---------   ----------
BALANCE, December 31, 1998..................     83,977         (147)         (739)        (35,011)      48,322
     Exercise of stock options (unaudited)..      1,479           --            --              --        1,485
     Repurchase of common stock (unaudited).         --           --            --              --           (1)
     Deferred compensation (unaudited)......        305           --          (305)             --           --
     Amortization of deferred compensation
        (unaudited).........................         --           --           235              --          235
     Net loss (unaudited)...................         --           --            --          (1,246)      (1,246)
                                               --------     --------        ------        --------    ---------
BALANCE, September 30, 1999 (unaudited).....   $ 85,761       $ (147)       $ (809)       $(36,257)   $  48,795
                                               ========       =======       ======        ========    =========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                             VISUAL NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                         NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                       -------------------------------- --------------------
                                           1996      1997       1998      1998       1999
                                        --------- ---------- ---------  --------- ----------
                                                                            (unaudited)
CASH FLOWS FROM OPERATING
ACTIVITIES:

Net loss.............................  $(12,502)  $ (9,215)  $ (6,455)  $(10,023)  $ (1,246)

Adjustments to reconcile net
loss to net cash (used in)
provided by operating
  activities:
     Depreciation and
         amortization................       498      1,103      1,912      1,296      2,903
     Loss on disposal of
         property and equipment......       323        408         --         --         --
     Changes in assets and
         liabilities -
           Accounts receivable.......    (2,490)    (1,824)    (1,422)      (974)    (2,728)
           Inventory.................      (675)    (2,326)    (1,362)    (1,330)    (2,234)
           Other assets..............      (288)      (513)    (1,384)    (1,260)      (420)
           Accounts payable and
             accrued expenses........     1,326      4,283        290      3,771     10,081
           Accrued compensation......       725        819      1,075        691         78
           Customer deposits.........        --      3,068      1,545        (51)    (4,613)
           Deferred revenue..........     1,087      5,486      1,222        899      3,516
                                        -------   --------   --------   --------   --------
     Net cash (used in)
       provided by operating
       activities....................   (11,996)     1,289     (4,579)    (6,981)     5,337
                                        -------   --------   --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Net (purchases) sales/maturities
       of short-term investments.....        --         --     (1,002)        --      1,002
     Proceeds from sale leaseback
       transactions..................        --        544         --         --        750
     Expenditures for property and
       equipment.....................    (1,680)    (1,898)    (5,234)    (3,789)    (4,402)
                                        -------   --------   --------   --------   --------
     Net cash used in investing
       activities....................    (1,680)    (1,354)    (6,236)    (3,789)    (2,650)
                                        -------   --------   --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of
       preferred stock, net of
       issuance costs................     9,001         --         --         --         --
     Series A Convertible Preferred
       Stock dividend................        --         --        (30)       (30)        --
     Proceeds from issuance of
       common stock, net of
       issuance costs................    10,080         94     51,853     51,884        578
     Exercise of stock options.......        11         28        652        419      1,484
     Proceeds from note payable
       to stockholder................        --        500         --         --         --
     Net borrowings (repayments)
       under credit agreements.......       848       (348)       764        253     (1,058)
     Principal payments on
       capital lease
       obligations...................      (130)      (290)      (370)      (256)      (408)
                                        -------   --------   --------   --------   --------
     Net cash provided by (used
       in) financing activities......    19,810        (16)    52,869     52,270        596
                                        -------   --------   --------   --------   --------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................     6,134        (81)    42,054     41,500      3,283
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD................     3,548      9,682      9,601      9,601     51,655
                                        -------   --------   --------   --------   --------
CASH AND CASH EQUIVALENTS, END
  OF PERIOD..........................   $ 9,682   $  9,601   $ 51,655   $ 51,101   $ 54,938
                                        =======   ========   ========   ========   ========
SUPPLEMENTAL CASH FLOW
  INFORMATION:
     Cash paid for interest..........   $    77   $    143   $    241   $    194   $    189
                                        =======   ========   ========   ========   ========
     Cash paid for income taxes......   $     -   $      -   $    513   $    513   $      -
                                        =======   ========   ========   ========   ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                             VISUAL NETWORKS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION AS OF SEPTEMBER 30, 1999, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1998 AND 1999, IS UNAUDITED)

1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    Visual Networks, Inc. ("Visual" or "The Company") operations involve the design, development, manufacture and marketing of service management systems for corporate networks based on the internet protocol ("IP") and the Internet. Visual's operations are subject to certain risks and uncertainties, including among others, successful implementation of the Visual sales and distribution model, dependence on significant customers, rapidly changing technology, current and potential competitors with greater financial, technological, production, and marketing resources, dependence on sole and limited source suppliers, dependence on key management personnel, limited protection of intellectual property and proprietary rights, integration of its acquisitions, uncertainty of future profitability and possible fluctuations in financial results.

BUSINESS COMBINATIONS AND BASIS OF PRESENTATION

    On May 15, 1998, Visual acquired Net2Net Corporation ("Net2Net") in a merger transaction accounted for as a pooling of interests. Net2Net was engaged in developing, manufacturing and marketing Asynchronous Transfer Mode ("ATM") wide-area-network management and analysis systems. Visual issued 2,056,204 shares of its common stock in exchange for all of the outstanding preferred and common stock of Net2Net. In addition, outstanding Net2Net stock options were converted into options to purchase 189,733 shares of Visual common stock.

    In connection with the Net2Net acquisition, the Company recorded merger-related costs of approximately $5,069,000. Transaction costs totaled approximately $4,111,000 and consisted primarily of fees for investment bankers, attorneys, accountants and other direct transaction costs. Integration costs totaled approximately $207,000 and consisted of incremental and non-recurring costs necessary to integrate Visual and Net2Net. These costs were expensed as incurred. Restructuring costs totaled approximately $751,000 (Note 6).

    On September 30, 1999, Visual acquired Inverse Network Technology ("Inverse") in a merger transaction accounted for as a pooling of interests. Inverse is a provider of service level management software solutions and internet measurement services. Visual issued 4,096,429 shares of its common stock in exchange for all of the outstanding preferred and common stock of Inverse. In addition, outstanding Inverse stock options and warrants were converted into options and warrants to purchase 425,088 shares of Visual common stock.

                             VISUAL NETWORKS, INC.

         (INFORMATION AS OF SEPTEMBER 30, 1999, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1998 AND 1999, IS UNAUDITED)

    In connection with the Inverse acquisition, the Company recorded merger-related costs of approximately $6,776,000. Transaction costs totaled approximately $6,400,000 and consisted primarily of fees for investment bankers, attorneys, accountants and other direct transaction costs. The remaining $376,000 in non-recurring costs consisted of a non-cash charge related to the accelerated vesting of certain options held by employees of Inverse, the write-off of certain assets as a result of the merger and the accrual of certain employee benefits to conform the policies of Inverse with those of the Company.

    The accompanying consolidated financial statements have been retroactively restated to reflect the combined financial position and combined results of operations and cash flows for all periods presented, giving effect to the acquisitions of Net2Net and Inverse as if they had occurred at the beginning of the earliest period presented for Net2Net and as of April 1996, the date of inception, for Inverse, (hereafter, Net2Net and Inverse will be collectively referred to as the "Pooled Entities" and Visual, Net2Net and Inverse are collectively referred to as the "Company"). Results of operations for the separate and combined companies prior to the poolings are as follows (in thousands).


                                                      SIX MONTHS
                              YEAR ENDED                  ENDED
                             DECEMBER 31,               JUNE 30,
                      ------------------------------  ------------
                        1996       1997       1998       1999
                      ---------  ---------  --------  ------------
                                                      (UNAUDITED)
Revenue:
  Visual...........  $   6,335   $ 23,651   $ 49,699   $ 36,005
  Pooled Entities..      2,427      5,649      6,389      3,793
                     ---------   --------   --------   --------
                     $   8,762   $ 29,300   $ 56,088   $ 39,798
                     =========   ========   ========   ========
Net Income
(loss):

  Visual...........  $  (6,983)  $   (152)  $  3,145   $  6,178
  Pooled Entities..     (5,519)    (9,063)    (9,600)    (5,074)
                     ----------  ---------  --------   ---------
                     $ (12,502)  $ (9,215)  $ (6,455)  $  1,104
                     =========   ========   ========   ========


UNAUDITED INTERIM FINANCIAL STATEMENTS

    The accompanying consolidated balance sheet as of September 30, 1999, and the accompanying consolidated statements of operations and cash flows for the nine months ended September 30, 1998 and 1999, are unaudited. The unaudited financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of such financial statements. The data disclosed in the notes to the financial statements for those periods are unaudited. The results of operations for the nine months ended September 30, 1998 and 1999, are not necessarily indicative of the results to be expected for the entire fiscal year.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    The Company considers all highly liquid instruments with an original maturity of three months or less at the time of purchase to be cash equivalents. The Company maintains its cash and cash equivalents with high credit quality financial institutions. The Company's cash equivalents consist primarily of investments in money market funds that invest in U.S. Treasury obligations, repurchase agreements collateralized by U.S. Treasury securities, and high quality corporate obligations. The Company had approximately $8,847,000 and $41,919,000, respectively, invested in money market funds as of December 31, 1997 and 1998, and $469,000 invested in commercial paper as of December 31, 1997. All other liquid investments are classified as short-term investments and consist of U.S. corporate bonds with maturities in excess of three months. The Company classifies its investments as available-for-sale securities, and reports them at fair value with unrealized gains and losses included as a separate component of stockholders' equity. As of December 31, 1998, the difference between the fair value and the amortized cost of available-for-sale securities was not significant.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The carrying values of current assets and current liabilities approximate fair value because of the relatively short maturities of these instruments. The fair value of the Company's long-term debt is estimated using a discounted cash flow analysis based on the Company's borrowing cost for similar credit facilities. The Company estimates that as of December 31, 1998, the fair value of its long-term debt does not differ materially from its carrying value.

                             VISUAL NETWORKS, INC.

         (INFORMATION AS OF SEPTEMBER 30, 1999, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1998 AND 1999, IS UNAUDITED)

REVENUE RECOGNITION

         The Company's service management products and services include hardware, software, benchmark services and technical support. The Company generally recognizes revenue from the sale or license of its products upon delivery and passage of title to the customer. Where agreements provide for evaluation or customer acceptance, the Company recognizes revenue upon the completion of the evaluation process and acceptance of the product by the customer. Maintenance contracts call for the Company to provide technical support and software updates to customers. The Company recognizes product support and maintenance revenue, including maintenance revenue that is bundled with product sales, ratably over the term of the contract period, which generally ranges from one to three years. Revenues from services are recognized when the services are performed. Subscription fees for the Company's benchmark reports are deferred and recognized upon delivery of the reports.

         The Company adopted the American Institute of Certified Public Accountants (the "AICPA") Statement of Position ("SOP") 97-2, "Software Revenue Recognition" in 1998. The adoption of SOP 97-2 did not have a material effect on the Company's operating results or financial position.

         The Company has an agreement with one reseller that provides price protection for units that remain in that reseller's inventory. Reserves for estimated price protection credits are established by the Company concurrently with the recognition of revenue. The Company monitors the factors that influence the pricing of its products and reseller inventory levels and makes adjustments to these reserves when management believes that actual price protection credits may differ from established estimates.

CREDIT RISK

         Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, short-term investments, and accounts receivable. The Company sells its products to large telecommunications and internet service providers and subscribers primarily in the United States. The Company grants uncollateralized credit terms to its customers and has not experienced any significant credit related losses. Accounts receivable include allowances to record receivables at their estimated net realizable value. During 1996, one customer individually represented 10% of revenue. During 1997, one customer individually represented 26% of revenue. For the year ended December 31, 1998, three customers individually represented 27%, 14% and 13% of revenue, respectively. For the nine months ended September 30, 1999, two customers individually represented 25% and 24% of revenue, respectively.

WARRANTY

    The Company warrants its hardware products for periods of up to five years. Estimated warranty costs are charged to cost of revenues in the period in which revenue from the related product sale is recognized.

INVENTORY

    Inventory is stated at the lower of average cost or market. Inventory consists of the following (in thousands):


                    DECEMBER 31,    SEPTEMBER 30,
                 ------------------ -------------
                    1997     1998        1999
                 --------- -------- -------------
                                      (UNAUDITED)
Raw materials...   $  439   $  821      $2,819
Work-in-progress      635    1,228       1,148
Finished goods..    2,650    3,037       3,353
                   ------   ------      ------
                   $3,724   $5,086      $7,320
                   ======   ======       ======

PROPERTY AND EQUIPMENT

    Property and equipment is carried at cost and depreciated over its estimated useful life, ranging from three to five years, using the straight-line method. Equipment held under capital leases is recorded at the present value of the future minimum lease payments and is amortized on a straight-line basis over the shorter of the assets' useful lives or the relevant lease term, ranging from three to four years.

                             VISUAL NETWORKS, INC.

         (INFORMATION AS OF SEPTEMBER 30, 1999, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1998 AND 1999, IS UNAUDITED)

Property and equipment consists of the following (in thousands):


                                 DECEMBER 31,    SEPTEMBER 30,
                             ------------------  -------------
                               1997      1998        1999
                             --------  --------  -------------
                                                  (UNAUDITED)
Equipment and software.....   $ 3,108  $  6,991     $ 9,838
Furniture and fixtures.....       245     1,644       2,764
Leasehold improvements.....        24        59       1,095
                              -------  --------     -------
                                3,377     8,694      13,697

Less-Accumulated
  depreciation.............    (1,083)   (2,880)     (5,322)
                              -------- ---------    -------
                              $ 2,294  $  5,814     $ 8,375
                              =======  ========     =======

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following (in thousands):


                                DECEMBER 31,    SEPTEMBER 30,
                             ------------------ -------------
                               1997      1998       1999
                             --------  -------- -------------
                                                 (UNAUDITED)
Accounts payable...........    $2,223   $2,055     $ 2,991
Accrued expenses...........     3,875    4,333       4,775
Income taxes...............        --       --       2,089
Accrued merger-related
  costs....................        --       --       6,614
                               ------   ------     -------
                               $6,098   $6,388     $16,469
                               ======   ======     =======

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred.

    The Company accounts for software development costs in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Costs incurred prior to establishment of technological feasibility are expensed as incurred and reflected as research and development costs in the accompanying consolidated statements of operations. For the years ended December 31, 1996, 1997 and 1998, the Company did not capitalize any costs related to software development. During these periods, the time between the establishment of technological feasibility and general release of products was very short. Consequently, costs otherwise capitalizable after technological feasibility were expensed as they were immaterial.

    In March 1998, the AICPA issued SOP 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires the Company to capitalize internal computer software costs once the capitalization criteria are met. SOP 98-1 is effective January 1, 1999, and is applied to all projects in progress upon initial application. The Company adopted SOP 98-1 on January 1, 1999 and its adoption had no material impact on the Company's operating results or financial position.

INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No. 109 "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE

    In March 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 requires dual presentation of basic and diluted earnings per share. Basic loss per share includes no dilution and is computed by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding for the period.

                             VISUAL NETWORKS, INC.

         (INFORMATION AS OF SEPTEMBER 30, 1999, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1998 AND 1999, IS UNAUDITED)

    Diluted loss per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Options and warrants to purchase shares of common stock that were outstanding at December 31, 1996, 1997 and 1998 and at September 30, 1998 and 1999, were not included in the computation of diluted loss per share as their effect would be anti-dilutive. The effect of preferred stock convertible into 10,605,735 shares of common stock as of December 31, 1996, and 1997, respectively, has not been included in the computation of diluted loss per share as such effect would have been anti-dilutive. The effect of preferred stock convertible into 10,605,735 shares of common stock outstanding from January 1, 1998, to February 11, 1998, has also not been included in the computation of diluted loss per share. The effect of the conversion of the preferred stock is included in the computation of both basic and diluted loss per share from the date of conversion on February 11, 1998. Pro forma basic and diluted weighted-average common shares outstanding assumes the conversion of all of the Company's outstanding convertible preferred stock for each period presented.

    The following details the computation of the income (loss) per share (in thousands, except per share data).


                                                                                           NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                             ----------------------------------------- --------------------------
                                                 1996           1997          1998          1998          1999
                                             -----------    ------------  ------------  ------------ ------------
                                                                                         (unaudited)  (unaudited)
ADJUSTMENTS TO NET LOSS:
Net loss.................................   $  (12,502)    $    (9,215)  $    (6,455)  $   (10,023)  $    (1,246)
Dividends and accretion on preferred
  stock..................................       (1,012)         (1,457)         (171)         (171)           --
                                             -----------    ------------  ------------  ------------ ------------
  Net loss attributable to common
    shareholders.........................   $  (13,514)    $   (10,672)  $    (6,626)  $   (10,194)  $    (1,246)
                                             ===========    ============  ============  ============  ===========
WEIGHTED-AVERAGE SHARE CALCULATION:
Basic and diluted weighted-average
  shares outstanding:
  Average number of shares of common
    stock outstanding....................        5,715           7,431        21,946        21,169        24,456
Pro forma basic and diluted
    weighted-average shares outstanding:
    Conversion of preferred stock.........           --          10,606         1,220         1,632            --
                                              ----------     -----------   -----------   -----------   -----------
  Pro forma basic and diluted
    weighted-average shares
      outstanding..................                              18,037        23,166        22,801         24,456
                                                             ===========  ============   ===========   ===========
LOSS PER COMMON SHARE:
  Basic and diluted loss
    per share............................   $     (2.36)   $      (1.44) $      (0.30) $      (0.48) $       (0.05)
                                              ==========     ===========  ============   ===========   ===========
  Pro forma basic and diluted loss per
    share................................                  $      (0.51) $      (0.28) $      (0.44) $       (0.05)
                                                             ===========  ============   ===========   ===========

NEW ACCOUNTING PRONOUNCEMENTS

    The Company has adopted SFAS No. 130, "Reporting Comprehensive Income." Under SFAS No. 130, the Company is required to display comprehensive income
(loss) and its components as part of the financial statements. Comprehensive income (loss) includes certain changes in equity that are excluded from net income (loss). Specifically, SFAS No. 130 requires unrealized holding gains and losses on available-for-sale securities, to be included in accumulated and other comprehensive income (loss). The Company has no material components of other comprehensive income (loss) and, accordingly, the comprehensive loss is the same as net loss for all periods presented.

    The Company has adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The adoption of SFAS No. 131 did not have a significant effect on the disclosure of segment information as management concluded that operations occur primarily in one segment only.

2.  CREDIT AGREEMENTS AND LONG-TERM DEBT:

    The Company's line of credit agreement (the "Loan Agreement"), as amended on April 5, 1999, provides for a revolving credit line with borrowings up to the lesser of $7,000,000 or 85% of eligible accounts receivable as well as a $1,000,000 capital equipment line. The revolving line matures in April 2000 and borrowings under the revolving line bear interest at the prime rate. Borrowings under the capital equipment line will be payable over a three-year period. The Loan Agreement also contains restrictive covenants, including, but not limited to, restrictions related to liquidity, profitability and net worth, as well as restrictions related to acquisitions, disposition of assets, distributions and investments. As of December 31, 1997 and 1998, and September 30, 1999, the Company had no borrowings outstanding under the Loan Agreement.

                             VISUAL NETWORKS, INC.

         (INFORMATION AS OF SEPTEMBER 30, 1999, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1998 AND 1999, IS UNAUDITED)


    Net2Net had a $1,000,000 accounts receivable based line-of-credit facility with a bank. Borrowings under this line were collateralized by substantially all of Net2Net's assets. Net2Net had outstanding borrowings of approximately $126,000 under this line-of-credit as of December 31, 1997. In April 1998, all outstanding borrowings under this line of credit were repaid and the facility was terminated.

    On January 9, 1998, Net2Net executed a Loan and Security Agreement with a bank to provide $500,000 of bridge financing. All borrowings under this facility were repaid in April 1998. In connection with the Loan and Security Agreement, the Company issued the bank a warrant to purchase 4,004 shares of common stock at a price of $12.49 per share. The warrant was valued at approximately $12,000 on the date of issuance and proceeds from the debt of this amount have been allocated to the warrant in the accompanying financial statements. The resulting discount on the debt was amortized using the effective interest method. In October 1998, the bank, in lieu of exercising the warrant, elected to convert the warrant into 2,225 shares of common stock in accordance with the terms of the warrant.

    Effective as of December 31, 1997, Net2Net issued a $500,000 subordinated note payable to a stockholder, bearing interest at a per annum rate of 15%. In July 1998, this note was satisfied by issuing 16,848 shares of common stock to the holder of the note. The fair value of the shares issued approximated the carrying value of the note plus accrued but unpaid interest. Accordingly, no gain or loss was recognized on this transaction.

    In June 1999, Inverse entered into an accounts receivable purchase agreement ("Accounts Receivable Agreement") with a bank. The Accounts Receivable Agreement, as amended, allows for the sale of Inverse accounts receivable of up to $2,500,000 to the bank, subject to certain limitations. The Accounts Receivable Agreement matures on June 25, 2000, and outstanding balances bear interest at the bank's prime rate plus 4%. The Accounts Receivable Agreement also provides for certain other administrative and facility fees. Outstanding balances and other obligations under the Accounts Receivable Agreement are secured by substantially all of Inverse's assets. As of September 30, 1999, outstanding balances under the Accounts Receivable Agreement totaled $578,000. In connection with the Accounts Receivable Agreement, the Company issued the bank a warrant to purchase 4,452 shares of common stock at a price of $22.46 per share. The warrant is exercisable through June 2004. The fair value of this warrant was immaterial.

    In June 1998, Inverse entered into an equipment financing agreement for up to $1,000,000 with a bank. As of December 31, 1998, Inverse had financed $1,000,000 in equipment purchases under this agreement structured as loans. The equipment loans are repaid over 48 months at a rate of the institution's prime lending rate plus 0.5% and are secured by certain assets of Inverse.

    In August 1997, Inverse entered into a line of credit agreement with a financial institution with a one-year term and borrowings not to exceed the lesser of $1,000,000 or 75% of eligible receivables. Borrowings under this credit agreement were secured by certain assets of Inverse. As of December 31, 1997, $200,000 was outstanding under this line of credit.

    In January 1997, Inverse entered into an equipment financing agreement for up to $350,000 with a bank. As of December 31, 1997 and 1998, Inverse had financed approximately $183,000 and $350,000, respectively, in equipment purchases under this agreement structured as loans. The equipment loans are repaid over 42 months with interest at a rate of approximately 16% and are secured by the related equipment. In connection with the equipment financing agreement, the Company issued a warrant to purchase 5,799 shares of common stock at a price of $3.62 per share. The warrant is exercisable through December 2002. The fair value of this warrant was immaterial.

    Following is a schedule of future principal payments under the equipment financing arrangements as of December 31, 1998 (in thousands):

Year ended December 31,
    1999                                           $  253
    2000                                              414
    2001                                              449
    2002                                              148
                                                 --------
                                                   $1,264
                                                 ========

                             VISUAL NETWORKS, INC.

         (INFORMATION AS OF SEPTEMBER 30, 1999, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1998 AND 1999, IS UNAUDITED)

3.  PREFERRED STOCK:

    The Company had a total of 12,576,508 shares of authorized preferred stock, 7,576,508 shares of which were designated as Series A, B, C, D and E convertible preferred stock and 5,000,000 of which has not been designated. All of the then outstanding shares of Series A, B, C, D and E convertible preferred stock were converted to common stock in connection with the Company's initial public offering ("IPO") in February 1998. The following details the number of shares issued and the liquidation preference (in thousands) for each series of the convertible preferred stock as of December 31, 1997.


                                         LIQUIDATION
           SHARES OUTSTANDING  AMOUNT    PREFERENCE
           ------------------  ------    -----------
Series A.....    347,070      $      3    $   149
Series B.....  2,588,438         1,611      1,560
Series C.....  1,600,000         2,551      2,483
Series D.....  2,285,714         4,904      4,773
Series E.....    754,321         5,789      5,668
               ---------      --------    -------
               7,575,543      $ 14,858    $14,633
               =========      ========    =======

SERIES A PREFERRED STOCK

    In connection with the Series B Preferred Stock ("Series B") offering, notes payable of $119,500 together with accrued interest of $1,176 were converted into shares of Series A Preferred Stock ("Series A"). The Series A had liquidation preferences over the common stock. The Series A shares were convertible at any time at the option of the holder, or automatically upon the consummation of a qualified (as defined) underwritten public offering into an aggregate of 485,890 shares of common stock. The Series A had cumulative dividends equal to 8% per annum. The Company had not declared dividends through December 1997 on Series A shares based on legal limitations on the declarations of dividends. At December 31, 1997, dividends in arrears on Series A were approximately $29,000.

    Upon conversion, all accrued and unpaid dividends could also be converted into common stock at the then current market price of the common stock (as defined). The Company could, however, elect to pay any accrued but unpaid dividends in cash in lieu of converting such dividends into shares of common stock. In connection with the conversion of the Series A into common stock upon completion of the IPO, the Company declared and paid cash dividends of approximately $30,000 to holders of the Series A.

SERIES B PREFERRED STOCK

    In December 1994, the Company issued 2,588,438 shares of Series B and received approximately $1,170,000 in proceeds, net of issuance costs of approximately $30,000. The Series B had liquidation preferences over the Series A and the common stock. The holders of Series B were entitled to receive dividends payable equal to 10% of the Series B stated value annually. Such dividends were cumulative from the date of issuance. Upon the conversion of Series B shares into shares of common stock, any accrued but unpaid or undeclared dividends on Series B would be waived. The Series B was convertible at any time at the option of the holder, or automatically upon the consummation of a qualified (as defined) underwritten public offering into an aggregate of 3,623,811 shares of common stock.

    At any time after five years following the Series E Preferred Stock ("Series E") issuance, the Company was required to redeem at the option of the holder, the outstanding Series B shares at a redemption price equal to 110% of the Series B stated value plus all accrued and unpaid dividends. The Company recorded periodic accretion under the interest method for the excess of the redemption value over the stated value.

SERIES C PREFERRED STOCK

    In August 1995, the Company issued 1,600,000 shares of Series C Preferred Stock ("Series C") and received approximately $1,965,000 in proceeds, net of issuance costs of approximately $35,000. The Series C had liquidation preferences over the Series B and Series A and the common stock and had parity with the Series D Preferred Stock ("Series D") with respect to liquidation. The holders of Series C were entitled to receive dividends payable equal to 10% of the Series C stated value annually. Such dividends were cumulative from the date of issuance. Upon the conversion of Series C shares into shares of common stock, any accrued but unpaid or undeclared dividends on Series C would be waived. The Series C was convertible at any time at the option of the holder, or automatically upon the consummation of a qualified (as defined) underwritten public offering into an aggregate of 2,239,998 shares of common stock.

    At any time after five years following the issuance of the Series E, the holders of at least 66 2/3% of the shares of Series C, Series D and Series E, together as one class, could request that the Company redeem all or a part of the outstanding Series C, Series D, and Series E. Any redemption was to be made pro rata among all of the holders of the Series C, Series D, and Series E, in proportion to their respective stated values. The redemption price for each series of preferred stock was equal to 110% of the stated value for such series of preferred stock plus all accrued and unpaid dividends. The Company recorded periodic accretion under the interest method of the excess of the redemption values of each series over the stated value.

SERIES D PREFERRED STOCK

    In January 1996, the Company issued 2,285,714 shares of Series D and received approximately $3,983,000 in proceeds, net of issuance costs of approximately $17,000. The Series D had liquidation preferences over the Series B and Series A preferred stock and the common stock and had parity with the Series C with respect to liquidation. The holders of Series D were entitled to receive dividends payable equal to 10% of the Series D stated value annually. Such dividends were cumulative from the date of issuance. Upon the conversion of Series D shares into shares of common stock, any accrued but unpaid or undeclared dividends on Series D would be waived. The Series D was convertible at any time at the option of the holder, or automatically upon the consummation of a qualified (as defined) underwritten public offering into an aggregate of 3,199,996 shares of common stock.

    At any time after five years following the issuance of the Series E, the holders of at least 66 2/3% of the shares of Series C, Series D and Series E, together as one class, could request that the Company redeem all or a part of the outstanding Series C, Series D and Series E. The redemption price for each series of preferred stock was equal to 110% of the stated value for such series of preferred stock plus all accrued and unpaid dividends. The Company recorded periodic accretion under the interest method of the excess of the redemption values of each series over the stated value.

SERIES E PREFERRED STOCK

    In September 1996, the Company issued 754,321 shares of Series E and received approximately $5,018,000 in proceeds, net of issuance costs of approximately $6,000. The Series E had liquidation preferences over the Series D, Series C, Series B and Series A preferred stock and the common stock. The holders of Series E were entitled to receive dividends payable equal to 10% of the Series E stated value annually. Such dividends were cumulative from the date of issuance. Upon the conversion of Series E shares into shares of common stock, any accrued but unpaid or undeclared dividends on Series E would be waived. The Series E was convertible at any time at the option of the holder, or automatically upon the consummation of a qualified (as defined) underwritten public offering into an aggregate of 1,056,040 shares of common stock.

    At any time after five years following the issuance of the Series E, the holders of at least 66 2/3% of the shares of Series C, Series D and Series E, together as one class, could request that the Company redeem all or a part of the outstanding Series C, Series D, and Series E. The redemption price for each series of preferred stock was equal to 110% of the stated value for such series of preferred stock plus all accrued and unpaid dividends. The Company recorded periodic accretion under the interest method of the excess of the redemption values of each series over the stated value.

4.  STOCKHOLDERS' EQUITY:

INITIAL PUBLIC OFFERING

    In February 1998, the Company completed an IPO of 4,025,000 shares of the Company's common stock resulting in net proceeds of approximately $45,353,000. Concurrent with the offering, the Series A convertible preferred stock and its Series B, C, D, and E redeemable convertible preferred stock were converted into 485,890 and 10,119,845 shares of common stock, respectively.

COMMON STOCK SPLIT

    In December 1996, the Board of Directors declared a 1.4 for one stock split of the common stock of the Company effected in the form of a stock dividend. All share and per-share amounts have been restated in these notes and the accompanying financial statements to reflect this stock split.

                             VISUAL NETWORKS, INC.

         (INFORMATION AS OF SEPTEMBER 30, 1999, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1998 AND 1999, IS UNAUDITED)

5.  STOCK OPTIONS:

1994 STOCK OPTION PLAN

    The Company's 1994 Stock Option Plan (the "Option Plan") authorizes the issuance of an aggregate of 1,975,000 shares of common stock pursuant to the exercise of stock options. The Option Plan provides for grants of options to employees, consultants, and directors of the Company. The Option Plan provides for the granting of both incentive stock options and non-statutory options. The Option Plan is administered by the Compensation Committee of the Board of Directors, which has sole discretion and authority, consistent with the provisions of the Option Plan, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted, and the number of shares that will be subject to options granted under the Option Plan.

For any option intended to qualify as an incentive stock option, the exercise price must not be less than 100% of the fair market value of the common stock on the date the option is granted (110% of the fair market value of such common stock with respect to any optionee who immediately before any option is granted, directly or indirectly, possesses more than 10% of the total combined voting power of all classes of stock of the Company ("10% Owners")). In the case of non-statutory options, the exercise price shall not be less than 20% of the fair value of the common stock at the time of the grant. The Compensation Committee has the authority to determine the time or times at which options granted under the Option Plan become exercisable (typically up to five years); provided that, for any option intended to qualify as an incentive stock option, such option must expire no later than ten years from the date of grant (five years with respect to 10% Owners). Unless terminated sooner by the Board, the Option Plan terminates in December 2004 or the date on which all shares available for issuance shall have been issued pursuant to the exercise or cancellation of options granted under the Option Plan.

NET2NET 1994 STOCK PLAN

    The Net2Net 1994 Stock Plan (the "Net2Net Plan") authorizes the issuance of shares of common stock with respect to certain "Stock Rights" granted under the Net2Net Plan. In connection with the Net2Net merger, the Company assumed the obligations of Net2Net under the Net2Net Plan. Subsequent to the merger, Visual's Board of Directors adopted a resolution not to make any future option grants under the Net2Net Plan. Stock Rights under the Net2Net Plan took the form of grants of incentive stock options, non-statutory stock options, awards of stock of the Company, opportunities to make direct purchases of stock in the Company or any combination thereof. The Net2Net Plan provided for grants of options to employees, officers, directors and consultants of Net2Net or any affiliate of Net2Net.

INVERSE 1996 STOCK OPTION PLAN

    Under the 1996 Stock Option Plan (the "Inverse Plan"), both incentive and nonqualified stock options may be granted to eligible employees. In connection with the Inverse merger, the Company assumed the obligations of Inverse under the Inverse Plan. Options granted under the Inverse Plan, generally vest over four years.

1997 OMNIBUS STOCK PLAN

    The Company's 1997 Omnibus Stock Plan (the "Omnibus Plan") authorizes the issuance of an aggregate of up to 1,000,000 shares of common stock with respect to certain "Awards" made under the Omnibus Plan. The Omnibus Plan provides for grants of options to employees, officers, directors, and consultants of the Company or any affiliate of the Company; provided, however, that no individual may receive an award of more than 250,000 shares in any year. Awards under the Omnibus Plan may take the form of grants of stock options, stock appreciation rights, restricted or unrestricted stock, phantom stock, performance awards, or any combination thereof. The Omnibus Plan is administered by the Board of Directors, or by such committee or committees as may be appointed by the Board of Directors from time to time (the "Administrator"). The Administrator has sole power and authority, consistent with the provisions of the Omnibus Plan, to determine which eligible participants will receive Awards, the form of the Awards and the number of shares of common stock covered by each Award, to impose terms, limits, restrictions, and conditions upon Awards, to modify, amend, extend, or renew Awards (with the consent of the awardee), to accelerate or change the exercise timing of Awards or to waive any restrictions or conditions to an Award and to establish objectives and conditions for earning Awards. Unless terminated sooner by the Board, the Omnibus Plan will terminate in October 2007 or the date on which all shares available for issuance shall have been issued

                             VISUAL NETWORKS, INC.

         (INFORMATION AS OF SEPTEMBER 30, 1999, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1998 AND 1999, IS UNAUDITED)

pursuant to the exercise or cancellation of Awards under the Omnibus Plan.

1997 DIRECTORS' STOCK OPTION PLAN

    The 1997 Directors' Stock Option Plan (the "Director Plan") was adopted in October 1997. Under the terms of the Director Plan, directors of the Company who are not employees of the Company (the "Eligible Directors") are eligible to receive non-statutory options to purchase shares of common stock. A total of 300,000 shares of common stock may be issued upon exercise of options granted under the Director Plan. Unless terminated sooner by the Board of Directors, the Director Plan will terminate in October 2007, or the date on which all shares available for issuance under the Director Plan shall have been issued pursuant to the exercise of options granted under the Director Plan.

    Upon a member's initial election or appointment to the Board of Directors, such member will be granted options to purchase 24,000 shares of common stock, vesting over four years, with options to purchase 6,000 shares vesting at the first anniversary of the grant and options to purchase the remaining 18,000 shares vesting thereafter, in 36 equal monthly installments. Annual options to purchase 6,000 shares of common stock (the "Annual Options") will be granted to each Eligible Director on the date of each annual meeting of stockholders. Annual Options will vest at the rate of one-twelfth of the total grant per month, and will vest in full at the earlier of (i) the first anniversary of the date of the grant or (ii) the date of the next annual meeting of stockholders. The exercise price of options granted under the Director Plan will equal the fair market value per share of the common stock on the date of grant.


1999 EMPLOYEE STOCK PURCHASE PLAN



     In May 1999, the Company adopted the 1999 Employee Stock Purchase Plan (the "1999 Purchase Plan") which provides for the issuance of a maximum of 400,000 shares of common stock pursuant to options granted to participating employees. All employees of the Company, except employees who own 5% or more of the Company's common stock, whose customary employment is more than 20 hours per week and more than five months in any calendar year are eligible to participate in the 1999 Purchase Plan. To participate, an employee must authorize the Company to deduct an amount, subject to certain limitations, from his or her pay during defined six-month periods ("Option Periods"). An initial Option Period was established upon adoption of the 1999 Purchase Plan for a stub period from August 1, 1999 through October 31, 1999. Subsequent to October 31, 1999, Option Periods will begin on November 1 and May 1 of each year. In no case will an employee be entitled to purchase more than the number of whole shares determined by dividing $12,500 by the fair market value of the common stock on the first day of the Option Period. The purchase price for each share of common stock purchased pursuant to an option is 85% of the closing price of the common stock on either the first or last trading day of the applicable Option Period, whichever price is lower.

    A summary of the Company's stock option activity is presented below:


                                                                                 WEIGHTED-
                                                       OPTION PRICE               AVERAGE
                                         OPTIONS        PER SHARE              EXERCISE PRICE
                                       ----------      ------------            --------------
Options outstanding at December 31,
1995.................................    590,716     $   0.02    --  $   1.58    $   0.26
     Granted.........................    970,899         0.03    --      4.73        0.76
     Canceled........................   (117,930)        0.19    --      1.58        0.35
     Exercised.......................    (38,785)        0.02    --      1.58        0.28
                                       ----------        ----            ----        ----
Options outstanding at December 31,
1996.................................  1,404,900         0.02    --      4.73        0.59
     Granted.........................  1,355,117         0.17    --      7.00        2.63
     Canceled........................   (163,420)        0.07    --      7.00        1.56
     Exercised.......................   (126,202)        0.02    --      7.00        0.17
                                       ----------        ----            ----        ----
Options outstanding at December 31,
1997.................................  2,470,395         0.03    --      7.00        1.67
     Granted.........................  1,148,862         0.41    --     34.50       14.33
     Canceled........................   (236,292)        0.17    --     29.00       12.23
     Exercised.......................   (782,946)        0.07    --     17.50        1.03
                                       ----------        ----           -----        ----
Options outstanding at December 31,
1998.................................  2,600,019         0.03    --     34.50        6.50
     Granted (unaudited).............    573,438         0.62    --     31.50       26.30
     Canceled (unaudited)............   (262,120)        0.17    --     34.50       13.94
     Exercised (unaudited)...........   (533,028)        0.03    --     31.50        2.79
                                       ----------        ----           -----        ----
Options outstanding at September 30,
1999 (unaudited).....................  2,378,309     $   0.03    --  $  34.50      $11.28
                                       =========        =====          ======      ======

    As of December 31, 1998, options to purchase 575,893 shares of common stock were exercisable with a weighted-average exercise price of $2.64. The weighted-average remaining contractual life of options outstanding at December 31, 1998 was 7.2 years.

    In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 defines a "fair value based method" of accounting for stock-based compensation. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period. Prior to the issuance of SFAS No. 123, stock-based compensation was accounted for under the "intrinsic value method" as defined by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value method, compensation is the excess, if any, of the market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock.

    SFAS No. 123 allows an entity to continue to use the intrinsic value method. However, entities electing the accounting in APB Opinion No. 25 must make pro forma disclosures as if the fair value based method of accounting had been applied. The Company applies APB Opinion No. 25 and the related interpretations in accounting for its stock-based compensation. Under APB Opinion No. 25, no compensation expense has been recognized in the accompanying financial statements related to stock option grants in 1996. The Company has recorded deferred compensation of approximately $292,000 and $606,000 related to stock option grants in 1997 and 1998, of which approximately $45,000 and $114,000 has been amortized in the years ended December 31, 1997 and 1998,

                             VISUAL NETWORKS, INC.

         (INFORMATION AS OF SEPTEMBER 30, 1999, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1998 AND 1999, IS UNAUDITED)

respectively. The Company also recorded deferred compensation of approximately $305,000 in the nine months ended September 30, 1999.

    Had compensation expense been determined based on the fair value of the options at the grant dates consistent with the method of accounting under SFAS No. 123, the Company's net income or (loss) and income or (loss) per share would have decreased or increased to the pro forma amounts indicated below (in thousands, except per share amounts):


                                                              YEAR ENDED DECEMBER 31,
                                                        ---------------------------------
                                                           1996       1997        1998
                                                        ---------- ----------  ----------
Net loss attributable to common stockholders:
     As reported................................         $(13,514)   $(10,672)   $(6,626)
                                                         --------    --------    -------
     Pro forma..................................         $(13,540)   $(10,814)   $(8,658)
                                                         --------    --------    -------
Basic and diluted income (loss) per share:
     As reported................................         $  (2.36)   $ (1.44)    $ (0.30)
                                                         --------    -------     -------
     Pro forma..................................         $  (2.37)   $ (1.46)    $ (0.39)
                                                         --------    -------     --------

    The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants during the years ended December 31, 1996, 1997 and 1998: no dividend yield, expected volatility from zero to 88%, risk-free interest rates from 4.2% to 7.6% and an expected terms ranging from 5 to 10 years.

6.  RESTRUCTURING:

    In the second quarter of 1998, the Company recorded a restructuring charge of approximately $2,749,000 primarily in connection with the consolidation of Visual and Net2Net's manufacturing, sales, marketing and administrative functions as well as the discontinuance of certain Net2Net product development efforts. The consolidation included a reduction in employees that resulted in severance and other termination benefits including out-placement assistance. The remaining restructuring costs related primarily to the termination of contractual obligations, including leases and OEM distribution agreements, with no future benefit. During 1998, approximately $751,000 was charged against the restructuring reserve. This amount included approximately $546,000 related to termination costs for approximately 15 employees including severance and other benefits. The remaining charge to the reserve of approximately $205,000 related primarily to amounts paid under contractual obligations. In the fourth quarter, the Company reversed approximately $1,998,000 of the restructuring charge previously recorded. The lower than estimated cost resulted from fewer than planned terminations and higher than planned attrition, along with lower than estimated costs associated with exiting certain contractual obligations. As of December 31, 1998, all amounts due under the contractual obligations have been paid and all of the employee terminations have been completed and the related benefits have been paid.

7.  EMPLOYEE BENEFIT PLANS:

    Effective January 1, 1996, the Company adopted a defined contribution plan (the "Visual 401(k) Plan"), available to all eligible full-time employees upon employment. The Savings Plan qualifies for preferential tax treatment under the Internal Revenue Code. Employee contributions are voluntary and are determined on an individual basis with a maximum annual amount equal to 15% of compensation paid during the plan year, not to exceed the annual Internal Revenue Service contribution limitations. All participants are fully vested in their contributions. There have been no employer contributions under the Visual
401(k) Plan.

    During 1996, Net2Net adopted a qualified 401(k) retirement plan (the "Net2Net 401(k) Plan"). The Net2Net 401(k) Plan covers substantially all employees who satisfied a three-month service requirement and attained the age of 21. The Net2Net 401(k) Plan provides for an optional Net2Net contribution for any plan year at Net2Net's discretion. There were no Net2Net contributions to the plan for the years ended December 31, 1997 and 1998.

    During 1997, Inverse adopted a defined contribution retirement plan under Internal Revenue Service Code Section 401(k) (the "Inverse 401(k) Plan"). All Inverse employees are eligible, following three months of employment, to contribute a specified percentage of their salary, not to exceed the statutory limit, to the Inverse 401(k) Plan. Inverse's contributions were insignificant during the year ended December 31, 1998.

                             VISUAL NETWORKS, INC.

         (INFORMATION AS OF SEPTEMBER 30, 1999, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1998 AND 1999, IS UNAUDITED)

8.  INCOME TAXES:

    For the years ended December 31, 1996, 1997 and 1998, the tax provision was comprised primarily of a deferred tax benefit which was offset by a valuation allowance of the same amount. The tax provision for 1996, 1997 and 1998 differed from the expected tax benefit, computed by applying the U.S. Federal statutory rate, principally due to the effect of increases in the valuation allowance. For the nine months ended September 30, 1999, the tax provision differed from the Company's estimated effective tax rate due to the effect of non-deductible merger-related transaction costs incurred in connection with the Inverse merger in September 1999.

    The components of the Company's net deferred tax asset (liability) are as follows (in thousands):


                                                 DECEMBER 31,
                                             --------------------
                                                1997      1998
                                             ---------  ---------
           Deferred tax asset:
                Net operating loss
                carryforwards..............   $5,984     $8,007
                Depreciation...............      161        351
                Allowance for doubtful
                accounts...................      152        181
                Inventory valuation........      657        680
                Warranty reserve...........      106        327
                Accrued liabilities........      748        921
                Deferred revenue...........    1,627      1,169
                Tax credit carryforwards...      120      1,202
                Other .....................      104        279
                Valuation allowance........   (9,659)   (13,117)
                                              -------   --------

                     Total net deferred
                         tax asset.........   $    --   $    --
                                              ========  ========

    The Company had net operating loss carryforwards to offset future taxable income of approximately $21,800,000 as of December 31, 1998. These net operating loss carryforwards expire through 2018. Under the provisions of the Tax Reform Act of 1986, when there has been a change in an entity's ownership, utilization of net operating loss carryforwards may be limited. Because of the changes in the ownership of Net2Net and Inverse, the use of the Net2Net and Inverse net operating losses will be limited to approximately $3,500,000 and $8,600,000 per year, respectively, and may not be available to offset future taxable income.

9.  COMMITMENTS AND CONTINGENCIES:

LEASES

    The Company leases office space and office equipment under noncancelable operating leases expiring through October 2001. The Company recorded rent expense of approximately $323,000, $854,000 and $1,242,000 during 1996, 1997 and 1998, respectively.

    The Company also leases certain equipment under noncancelable capital lease agreements which expire in 1999. Future minimum lease payments as of December 31, 1998 under noncancelable operating and capital leases are as follows (in thousands):


                                             CAPITAL  OPERATING
                                             LEASES    LEASES
                                             -------  ---------
1999......................................   $ 409     $1,247
2000......................................      --        892
2001......................................      --        839
                                             -----     ------
          Total minimum lease payments....     409     $2,978
                                                       ======
Interest element of lease payment.........      26
                                             -----
Present value of future minimum lease
payments..................................     383
Current portion...........................     383
                                             -----
Long-term portion.........................   $  --
                                             =====

    During 1997, Visual entered into sale-leaseback transactions in which equipment with a net book value of approximately $544,000 was sold and leased back under noncancelable capital leases. Proceeds from the transactions totaled approximately $544,000, resulting in no gain or loss on the transactions. During 1996 and 1997, Net2Net entered into sale-leaseback transactions involving computer and lab equipment. Such equipment was sold at its net book value and leased back under capital leases.

    In May 1999, Inverse entered into a master lease agreement, as amended, with a leasing company to provide up to $1,750,000 in financing to purchase furniture and equipment through April 2000. During 1999, Inverse purchased approximately $1,064,000 of furniture end equipment under the master lease agreement. As of September 30, 1999, approximalely $769,000 in capital lease obligations was outstanding. Inverse also entered into a sale-leaseback transaction with the leasing company in which equipment with a net book value of $750,000 was sold and leased back under noncancelable capital leases. No gain or loss was recognized on the transaction. In connection with the master lease and sale-leaseback transaction, the Company issued the leasing company a warrant to purchase 4,217 shares of common stock at a price of $9.19 per share. The warrant is exercisable through April and May 2008. The fair value of this warrant was immaterial.

                             VISUAL NETWORKS, INC.

         (INFORMATION AS OF SEPTEMBER 30, 1999, AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1998 AND 1999, IS UNAUDITED)

LITIGATION

    The Company is periodically a party to disputes arising from normal business activities. In the opinion of management, resolution of these matters will not have a material adverse effect upon the financial position or future operating results of the Company, and adequate provision for any potential losses has been made in the accompanying financial statements.

10.  INTERIM FINANCIAL DATA -- UNAUDITED:

    The following table of quarterly financial data has been prepared from the financial records of the Company, without audit, and reflects all adjustments that are, in the opinion of management, necessary for a fair presentation of the results of operations for the interim periods presented:


                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                 -------------------------------------------------------------------------------
                                    MARCH 31,             JUNE 30,           SEPTEMBER 30,         DECEMBER 31,
                                 ---------------       ---------------      ---------------       --------------
                                 1997       1998       1997       1998      1997       1998       1997      1998
                                 ----     --------   -------    -------   --------   ---------  --------  -------
Revenue.....................   $ 4,195    $11,348    $ 6,506    $13,075   $ 8,776    $ 14,889   $ 9,823  $ 16,776
Gross profit................     2,420      6,570      3,992      8,369     5,651       9,546     6,058    10,774
Income (loss) from
operations..................    (3,312)    (2,750)    (2,320)    (8,709)   (1,411)       (351)   (2,337)    2,942
Net income (loss)...........    (3,251)    (2,843)    (2,270)    (7,484)   (1,392)        304    (2,302)    3,568
Net income (loss)
  attributable to common
  shareholders..............    (3,615)    (3,014)    (2,635)    (7,484)   (1,757)        304    (2,664)    3,568
Basic income (loss) per
share.......................      (.49)      (.19)      (.36)      (.32)     (.24)        .01      (.35)      .15
Diluted income (loss) per
  share.....................      (.49)      (.19)      (.36)      (.32)     (.24)        .01      (.35)      .13
Pro forma basic and diluted
  income (loss) per share...      (.18)      (.14)      (.13)      (.32)     (.08)        .01      (.13)      .13

    The sum of the per share amounts may not equal the annual amounts because of the changes in the weighted-average number of shares outstanding during the year. The net loss for the three months ended June 30, 1998, includes merger-related costs of approximately $7,347,000 related to the Net2Net merger. Net income for the three months ended December 31, 1998, includes the reversal of approximately $2,278,000 of the aforementioned merger-related costs (see Notes 1 and 6). The reversal resulted from the payment of lower than estimated costs in connection with the Net2Net transaction and subsequent restructuring and included approximately $280,000 in transaction costs and approximately $1,998,000 in restructuring costs.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses and costs expected to be incurred in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the SEC registration fee.

       SEC registration fee.....................................           $        46,713
       Legal fees and expenses..................................                     5,000
       Accounting fees and expenses.............................                     5,000
       Transfer Agent fees......................................                     2,000
       Printing expenses........................................                     5,000
                                                                           ---------------
              Total                                                        $        63,713
                                                                           ===============

         All expenses will be borne by Visual Networks, Inc.

15.   INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Our Bylaws include provisions to require us to indemnify our directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

         At present, there is no pending litigation or proceeding involving a director or officer of Visual as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

16.   EXHIBITS

         The following exhibits are filed or incorporated by reference, as stated below:

Exhibit Number          Description
-------------           -----------
     3.1##              Amended and Restated Certificate of Incorporation of Visual.
     3.2*               Restated By-Laws of Visual.
     5.1                Opinion of Piper Marbury Rudnick & Wolfe LLP, regarding legality of securities being registered.
     10.1*              1994 Stock Option Plan.
     10.2               1997 Omnibus Stock Plan, as amended.
     10.3*              Amended and Restated 1997 Directors' Stock Option Plan.
     10.4*              Third Amended and Restated Stockholders and Registration Rights Agreement, dated as of
                        September 19, 1996, by and among Visual and certain stockholders.
     10.5*+             Reseller/Integration Agreement, dated August 29, 1997 by and between Visual and MCI
                        Telecommunications Corporation.
     10.5.1#++          Second Amendment to the Reseller/Integration Agreement, dated November 4, 1998 by and between Visual and MCI Telecommunications Corporation (relating to Exhibit 10.5).
     10.6*+             Master Reseller Agreement, dated as of August 23, 1996, between Sprint/United Management
                        Company and Visual.
     10.6.1##           Amendment No. 2 to Agreement between Visual and Sprint/United Management Company,

                        dated as of August 12, 1999 (relating to Exhibit 10.6).
     10.7*+             General Agreement for the Procurement of Equipment, Services and Supplies between Visual and AT&T Corp.
     10.8*              Lease Agreement, dated December 12, 1996, by and between Visual and The Equitable Life
                        Assurance Society of The United States.
     10.8.1*            Lease Amendment, dated September 2, 1997, by and between Visual and The Equitable Life
                        Assurance Society of The United States (relating to Exhibit 10.8).
     10.8.2#            Second Lease Amendment, dated February 8, 1999, by and between Visual and TA/Western,
                        LLC, successor to The Equitable Life Assurance Society of the United States
                        (relating to Exhibit 10.8).
     10.9               [Intentionally Omitted.]
     10.10*             Employment Agreement dated December 15, 1994, by and between Visual and Scott E. Stouffer, as amended.
     10.11*             Employment Agreement dated December 15, 1994, by and between Visual and Robert Troutman, as amended.
     10.12*             Terms of Employment dated June 11, 1997, by and between Visual and Peter J. Minihane, as amended.
     10.15              Loan and Security Agreement dated April 5, 1999, by and between Silicon Valley Bank and
                        Visual.
     10.15.1            Revolving Promissory Note issued by Visual as of April 5, 1999, to Silicon Valley Bank
                        (relating to Exhibit 10.15).
     10.15.2            Equipment Term Note No. 1 of 2 issued by Visual as of April 5, 1999, to Silicon Valley Bank
                        (relating to Exhibit 10.15).
     10.15.3            Equipment Term Note No. 2 of 2 issued by Visual on April 5, 1999, to Silicon Valley Bank
                        (relating to Exhibit 10.15).
     10.16**            Agreement and Plan of Merger dated April 15, 1998, by and among Visual, Visual Acquisition,
                        Inc. and Net2Net.
     10.17***           Net2Net 1994 Stock Option Plan.
     10.20##            1999 Employee Stock Purchase Plan.
     10.21###           Agreement and Plan of Merger dated September 15, 1999, by and among Visual, Visual Acquisition Two,
                        Inc. and Inverse Network Technology.
     10.22$             Inverse Network Technology 1996 Stock Option Plan.
     16.1*              Letter regarding change in certified accountants.
     21.1               Subsidiaries of Visual.
     23.1@              Consent of Arthur Andersen LLP.
     23.2               Consent of Piper & Marbury L.L.P. (included in Exhibit 5.1).
     24.1               Power of Attorney (included in signature pages).
     27                 Financial Data Schedule.


----------


* Incorporated herein by reference to our Registration Statement on Form S-1, No. 333-41517.

** Incorporated herein by reference to Exhibit 2.1 to our Current Report on Form 8-K dated May 19, 1998.

*** Incorporated herein by reference to Exhibit 10.1 to our Registration Statement on Form S-8, No. 333-53153.

# Incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31, 1998.

## Incorporated herein by reference to our Quarterly Report on Form 10-Q for the three months ended June 30, 1999.

### Incorporated herein by reference to Exhibit 2.1 to our Current Report on Form 8-K dated October 8, 1999.

$ Incorporated herein by reference to Exhibit 10.1 to Registration Statement on Form S-8, No. 333-88719.

+ Portions of these Exhibits were omitted and have been filed separately with the Secretary of the SEC pursuant to our Applications Requesting Confidential Treatment under Rule 406 of the Act, filed on December 22, 1997, January 28, 1998 and February 4, 1998.

++ Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to our Application Requesting Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934.


@        Filed herewith.

17.   UNDERTAKINGS

         The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforcable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on November 12, 1999.


                                     VISUAL NETWORKS, INC.

                                     By:
                                         /s/ SCOTT E. STOUFFER
                                         ------------------------------
                                         Scott E. Stouffer
                                         Chief Executive Officer and President

                               POWER OF ATTORNEY




         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


              SIGNATURE                               TITLE                                  DATE
              ---------                               -----                                  ----
        /s/ SCOTT E. STOUFFER           President, Chief Executive Officer                 11/12/99
        ---------------------           and Director (Principal Executive              ----------------
          Scott E. Stouffer                          Officer)

       /s/ PETER J. MINIHANE                Executive Vice President,                      11/12/99
       ----------------------              Chief Financial Officer and                 ----------------
          Peter J. Minihane              Treasurer (Principal Financial
                                                    Officer)

            *                                                                               11/12/99
----------------------------                       Director                      ----------------------------
     Grant G. Behrman

            *                                                                               11/12/99
----------------------------                       Director                      ----------------------------
      Marc F. Benson

            *                                                                               11/12/99
----------------------------                       Director                      ----------------------------
    Theodore R. Joseph

            *                                                                               11/12/99
----------------------------                       Director                      ----------------------------
     Ted H. McCourtney


----------------------------                       Director                      ----------------------------
     Thomas A. Smith

            *                                                                               11/12/99
----------------------------                       Director                      ----------------------------
    William J. Smith


* /s/ Nancy A. Spangler
----------------------------
    Nancy A. Spangler
    Attorney-in-fact
